Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

IHS INC.,
R. L. POLK & CO.

and

THE SELLERS NAMED HEREIN

Dated as of June 8, 2013

i

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 8, 2013, is entered into by and among IHS Inc., a Delaware corporation (“Buyer”), R. L. Polk & Co., a Delaware corporation (the “Company”), and the Persons identified as Sellers on the signature pages hereto (each individually a “Seller” and collectively, the “Sellers”).
RECITALS

WHEREAS, pursuant to that certain contribution agreement (the “Contribution Agreement”), dated as of June 7, 2013, by and between RLP Merger Co., a Delaware corporation (“Merger Co.”), and the Sellers (who are all Polk family members or affiliates), the Sellers contributed 469,576 shares of the capital stock of the Company, which constituted all of the shares of capital stock of the Company owned by such Sellers, to Merger Co. in exchange for all the equity interests of Merger Co.;
WHEREAS, following the consummation of the transaction contemplated under the Contribution Agreement, the Sellers in the aggregate owned all of the issued and outstanding capital stock of Merger Co., which owned 469,576 shares of capital stock of the Company, and the remaining 31,809 shares of capital stock of the Company (the “Minority Shares”) were held by third parties (the “Minority Shareholders”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 7, 2013, by and between Merger Co. and the Company, Merger Co. merged with and into the Company (the “Merger”), with the Company remaining as the surviving corporation and with the Minority Shareholders receiving cash in the amount of $2,675.00 per share for their shares of capital stock of the Company;
WHEREAS, following the Merger, the Sellers in the aggregate own all of the issued and outstanding capital stock of the Company (the “Shares”);
WHEREAS, except as set forth on Section 3.4(b) of the Disclosure Schedule, the Company owns, directly or indirectly, all the issued and outstanding capital stock, share capital, interests, units or equivalent interests of each of Polk Carfax, Inc., Carfax, Inc., Carfax Europe GmbH, Carfax Sverige AB, Carfax Canada Limited, Beijing Polk Catarc Vehicle Information Consulting Co. Ltd., Polk Europe Holdings Ltd., R. L. Polk UK Limited, R. L. Polk Italia Srl, R. L. Polk France SARL, R. L. Polk Germany GmbH, R. L. Polk Iberia SL, R. L. Polk Japan KK, R. L. Polk Canada, Inc., R. L. Polk Australia Pty Ltd., and Polk RoadToData GmbH (together with the Company, the “Transferred Companies”);
WHEREAS, the board of directors of the Company (the “Board of Directors”) and each Seller (or the board of directors, managers or trustees, as applicable, of each Seller) has (a) determined that it is in the best interests of the Company and each Seller, as applicable, and declared it advisable, to enter into this Agreement, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Buyer has (a) determined that the transactions contemplated by this Agreement, including the purchase of the Shares (the “Share Purchase”) and the issuance of the Buyer Shares (as defined below), are advisable and in the best interests of Buyer, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS
Section 1.1    Certain Defined Terms.
For purposes of this Agreement:
“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Business Day” means any day that is not a Saturday, Sunday or another day on which commercial banks in New York, New York are required or authorized by Law to be closed.
“Buyer Common Stock” means the Class A Common Stock, $0.01 par value, of Buyer.
“Buyer Common Stock Value” means the volume weighted average per share closing price of the Buyer’s Common Stock on the NYSE for the ten (10) consecutive trading days ending on the third trading day prior to the Closing Date; provided, however, (i) if such average closing price is greater than $115, the term ‘Buyer Common Stock Value’ shall mean $115, and (ii) if such average closing price is less than $95, the term ‘Buyer Common Stock Value’ shall mean $95. The Buyer Common Stock Value shall be calculated to the nearest one-hundredth of a cent.
“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of Buyer to consummate the transactions contemplated by this Agreement.
“Change of Control Payments” means all change of control, bonus, termination, severance and other similar payments that are payable by the Transferred Companies to any Person as a result of or in connection with the Share Purchase or any of the other transactions contemplated by this

Agreement, together with any employer-paid portion of any employment and payroll Taxes related thereto, whether accrued, incurred or paid prior to, at or after the Effective Time, including payments under the R. L. Polk & Co. Phantom Share Plan, the Polk/Carfax Deferred Compensation Plan, the Carfax Deferred Compensation Plan, and the Stay Bonus Agreements; provided, however, that in no event shall any of the following be considered “Change of Control Payments”: (a) any payments made pursuant to any offer letter or any Contract entered into by any of the Transferred Companies with any employee of any of the Transferred Companies at the written direction of Buyer, (b) any change of control, termination or severance payments (other than payments made at or prior to the Closing under the Stay Bonus Agreements or pursuant to the R. L. Polk & Co. Phantom Share Plan, each as set forth in Section 3.10(a)of the Disclosure Schedule) that are paid to employees as a consequence of their termination after the Effective Time, and (c) any bonus or other similar payments to employees pursuant to any agreement or arrangement adopted or entered into by the Company or any of its Affiliates after the Effective Time.
“Closing Cash” means, as of the Closing Date, all cash equivalents (including marketable securities, short-term investments and the cash surrender value of the Life Insurance Policies which Life Insurance Policies shall be cancelled and surrendered by the Transferred Companies immediately prior to the Closing) and all cash balances of the Transferred Companies calculated in accordance with GAAP; provided that all cash balances shall be calculated net of any checks issued by the Transferred Companies that are outstanding at such time and shall include any cash deposits that have not yet cleared.
“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Transferred Companies unpaid and outstanding as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Privacy Policy” means each published privacy policy of the Transferred Companies relating to (a) the privacy of any individual user of any product or service of the Transferred Companies, or any individual user of any website of the Transferred Companies or (b) the collection, storage, disclosure or transfer of any Personal Data by the Transferred Companies.
“Continuing Employees” means the employees of the Transferred Companies immediately prior to the Effective Time, not including officers and directors of the Transferred Companies.
“Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other legally binding contract, commitment, agreement, instrument, arrangement or understanding, whether oral or written.
“Control” including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Data Room” means the electronic documentation site established by IntraLinks, Inc. on behalf of the Sellers containing the documents set forth in the index included on Section 1.1 of the Disclosure Schedule.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means any Laws of any Governmental Entity relating to pollution or the protection of the environment or natural resources, or to the production, manufacturing, use, storage, Release, emission, disposal, discharge or transport of hazardous materials, in each case as in effect on the date of this Agreement and the Closing Date.
“Environmental Permits” means all Permits required under any Environmental Law.
“Evercore” means Evercore Group L.L.C.
“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.24 (Brokers), Section 4.1 (Capacity and Power), Section 4.2 (Title to Shares), Section 4.3 (Authorization), Section 4.6 (Brokerage), Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.11 (Brokers).
“GAAP” means United States generally accepted accounting principles, in effect as of the date hereof and as consistently applied in the business of the Transferred Companies and, to the extent not inconsistent with GAAP, using the same accounting principles, practices, procedures, policies, assumptions and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used by the Transferred Companies in the preparation of the Financial Statements.
“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or other government or subdivision thereof, any governmental, regulatory, self-regulatory or administrative authority, branch, agency or commission, or any court, tribunal, or arbitral or judicial body (including any grand jury).
“Immediate Family” means, with respect to any specified natural Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.
“Income Taxes” means any federal, state, local or foreign income Tax.
“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, unpaid fees and expenses and other monetary obligations in respect of (i) outstanding indebtedness of such Person for borrowed money and (ii) outstanding indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all outstanding obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable); (c) all outstanding obligations of such Person under any financing leases or leases required to be capitalized in accordance with GAAP; (d) all outstanding obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all outstanding obligations of such Person under interest rate or currency swaps or other hedging transactions or agreements; (f) all obligations of the type referred to in clauses (a) through (e) of any third Person of which such first Person is responsible or liable as obligor, guarantor or surety; and (g) all obligations of the type referred to in clauses (a) through (f) of any third Person secured by any Encumbrance on any property or asset of such first Person, including any prepayment fees or penalties under any of the foregoing that are paid off at or prior to the Closing. Notwithstanding the foregoing, the Amended and Restated Lease between Woodridge Properties, LLC and Carfax, Inc. dated November 28, 2011 for a Missouri location, the Enterprise License Order between R. L. Polk & Co. and BMC Software, Inc. dated March 15, 2012 and the Transferred Companies’ unearned revenue shall not be considered Indebtedness hereunder.
“Intellectual Property” means all of the following and all intellectual property rights arising from or associated therewith, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), brand names, product names, corporate and fictitious names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (b) patents and utility models and applications with respect to the foregoing (collectively, “Patents”); (c) copyrights (registered and unregistered) and applications for registration of copyrights (collectively, “Copyrights”); (d) know-how, inventions, methods, processes, technical data, databases and data collections, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets; and (f) Software.
“Knowledge of Buyer” or words of similar import means the actual knowledge of Scott Key, Richard Walker, Todd Hyatt, Stephen Green and Jonathan Dear after making a reasonable inquiry of such Person’s direct reports of the matter in question.
“Knowledge of the Company” or words of similar import means the actual knowledge of Stephen Polk, Timothy Rogers, Michelle Goff and Richard Raines after making a reasonable inquiry of such Person’s direct reports of the matter in question.
“Knowledge of the Seller” or words of similar import means the actual knowledge of such Seller.

“Law” means any applicable foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.
“Leased Real Property” means all real property leased, subleased or licensed to any of the Transferred Companies or which any of the Transferred Companies otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Material Adverse Effect” means any event, change, circumstance, occurrence or effect that (a) is materially adverse to the business, assets, financial condition or results of operations of the Transferred Companies, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Share Purchase and the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Material Adverse Effect shall exclude each of the following events, changes, circumstances, occurrences and effects: (i) those generally affecting the industries of the Transferred Companies, or the economy or the financial or securities markets of the United States or any other jurisdiction in which any of the Transferred Companies operates, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iii) any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster, (iv) changes in Law or GAAP (or the official interpretation thereof), (v) any action taken or not taken by any of the Transferred Companies at the express written instruction of Buyer, (vi) any action taken by Buyer or any of its Affiliates, and (vii) the announcement, pendency or effect of the transactions contemplated by this Agreement, including compliance with the terms of, or the taking of any action required by, this Agreement; provided, that, with respect to clauses (i) through (iv), such exclusion shall be solely to the extent that the impact of such event, change, circumstance, occurrence, effect or state of facts is not materially and disproportionately adverse to the Transferred Companies, taken as a whole, in comparison to similarly situated businesses.
“NYSE” means the New York Stock Exchange.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Entity.
“Personal Data” means any information that identifies or can be used to identify a natural person, including (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number or other unique identifier, and (b) any other piece of information that allows the identification of a natural person, in each case that is subject to Laws pertaining to the protection of the security, confidentiality, integrity or use of such information.
“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, but not subject to the exception in Subsection (A) of 42 U.S.C. 9601(22).

“Related Party” means, with respect to any specified Person: (a) any Affiliate of such specified Person; (b) any director, executive officer, general partner or managing member of such specified Person or any such Affiliate; (c) any Immediate Family member of any natural Person described in clause (a) or (b); and (d) any other Person who holds, individually or together with any Affiliate of such other Person and, if applicable, any members of such other Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.
“Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Software” means any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.
“Stockholders” mean those Persons who hold Common Stock as of the Effective Time.
“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.
“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, abandoned property, environmental, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Transaction Expenses” means any third party expenses or fees paid by the Company, that are incurred by the Sellers or the Transferred Companies in connection with the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees, expenses and brokerage commissions, 50% of the transfer taxes required to be paid by the Sellers pursuant to Section 6.19 and the cost of the Tail Policy to be purchased pursuant to Section 6.10(b) to the extent not paid in whole or in part prior to the Effective Time).
Section 1.2    Table of Definitions.

The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Accounting Firm	Section 2.2(c)
Agreement	Preamble
Aircraft Leases	Section 6.24(b)
Alternative Financing	Section 6.11(b)
Balance Sheet	Section 3.6(b)
Basket	Section 9.5(a)
Board of Directors	Recitals
Buyer	Preamble
Buyer Group	Section 9.1
Buyer Shares	Section 2.1(b)
Cash Payment	Section 2.1(b)
Ceiling	Section 9.5(b)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Closing Statement	Section 2.2(b)
Common Stock	Section 3.4(a)
Company	Preamble
Company IP	Section 3.14(b)
Company Registered IP	Section 3.14(b)
Competing Transaction	Section 6.5
Competitive Business	Section 6.7(b)(i)
Competitor	Section 3.20(a)
Confidentiality Agreement	Section 6.7
Contribution Agreement	Recitals
Copyrights	Section 1.1
Disclosure Schedule	ARTICLE 3
Effective Time	Section 2.3(a)
Employees	Section 3.11(a)
Equity Payment	Section 2.1(b)
Equity Payment Recipient	Section 2.1(b)
ERISA	Section 3.10(a)
Estimated Closing Cash	Section 2.2(a)
Estimated Closing Indebtedness	Section 2.2(a)
Excluded Assets	Section 6.24(a)
Financial Statements	Section 3.6(a)
Financing	Section 5.7(a)
Financing Commitment	Section 5.7(a)

FLSA	Section 3.11(a)
Foreign Plan	Section 3.10(h)
Governmental Approval	Section 6.8(a)
Holder Group	Section 6.17
HSR Act	Section 3.3(b)
Indemnification Matter	Section 9.3
Indemnification Notice	Section 9.3(a)
Indemnitee	Section 9.3
Indemnitor	Section 9.3
Independent Contractors	Section 3.11(a)
Interim Financial Statements	Section 3.6(a)
IRCA	Section 3.11(g)
IRS	Section 3.10(a)
Lender Related Parties	Section 10.14
Life Insurance Policies	Section 6.14
Losses	Section 9.1
Marks	Section 1.1
Material Contracts	Section 3.19(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Co.	Recitals
Minority Shares	Recitals
Minority Shareholders	Recitals
Notice of Disagreement	Section 2.2(b)
Outside Date	Section 8.1(b)(i)
Buyer	Preamble
Patents	Section 1.1
PBGC	Section 3.10(a)
Permits	Section 3.8(b)
Permitted Encumbrances	Section 3.12(a)
Plans	Section 3.10(a)
Purchase Price	Section 2.1(a)
Representatives	Section 6.3(a)
Seller(s)	Preamble
Seller Group	Section 9.2
Sellers' Representative	Section 10.7(a)
Seller Trust	Section 9.11
Share Purchase	Recitals
Shares	Recitals
Solvent	Section 5.9
Tail Policy	Section 6.10(b)

Tax Benefit	Section 9.10(d)
Third Party Claim	Section 9.3(b)
Trade Secrets	Section 1.1
Transfer	Section 6.24(a)
Transferred Companies	Recitals
Trustees	Section 9.11
WARN Act	Section 3.11(f)
Willful Breach	Section 8.2(b)

ARTICLE 2.
PURCHASE AND SALE OF THE SHARES
Section 2.1    Basic Transaction.
(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, all of the Shares for aggregate consideration equal to the sum of the Cash Payment plus the Equity Payment (the “Purchase Price”).
(b)    At Closing, Buyer shall (i) pay to the Sellers an amount in cash equal to One Billion Two Hundred Sixty Million Dollars ($1,260,000,000), as adjusted pursuant to Section 2.2, minus the aggregate amount of all Transaction Expenses that remain unpaid at the Closing, minus the aggregate amount of all Change of Control Payments that remain unpaid at the Closing (as so calculated, the “Cash Payment”), by wire transfer of immediately available funds to the account(s) designated by Sellers’ Representative (the account(s) must be designated at least two (2) Business Days prior to the Closing Date), and (ii) issue to the Sellers an aggregate number of shares of Buyer Common Stock (the “Buyer Shares”) equal to (x) One Hundred Forty Million Dollars ($140,000,000) divided by (y) the Buyer Common Stock Value (the “Equity Payment”), to be delivered to the Sellers designated to receive all or part of the Equity Payment (the “Equity Payment Recipients”).
Section 2.2    Purchase Price Adjustments.
The Cash Payment shall be adjusted (x) upward on a dollar‑for‑dollar basis by the amount of any Closing Cash and (y) downward on a dollar‑for‑dollar basis by the amount of Closing Indebtedness, in each case as of the Business Day before the Closing Date as set forth below; provided, however, that any Transaction Expenses to be paid by the Company at the Closing shall not be included as Closing Cash for purposes of this Section 2.2:
(a)    Not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer an officer’s certificate of the Company that contains a good faith and reasonable best estimate of the Closing Cash (the “Estimated Closing Cash”) and Closing Indebtedness (the “Estimated Closing Indebtedness”), in each case as of the close of business on the Business Day before the Closing Date. The Cash Payment payable to the Sellers at the Closing pursuant to Section 2.1 shall be increased by an amount equal to the Estimated Closing Cash and decreased by an amount equal to the Estimated Closing Indebtedness.
(b)    Within thirty (30) calendar days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a good faith calculation of the actual Closing Cash and Closing Indebtedness and the amount, if any, by which the Closing Cash and the Closing Indebtedness so determined is less than or greater than the Estimated Closing Cash and Estimated Closing Indebtedness, respectively (the “Closing Statement”). Buyer shall cooperate as reasonably requested by Sellers’ Representative in connection with Sellers’ Representative’s review of the Closing Statement. Sellers’ Representative may dispute Buyer’s calculation of the Closing Cash and Closing Indebtedness set forth on the Closing Statement by delivering a written notice (a “Notice of Disagreement”) to Buyer within 15 days following delivery of the Closing Statement. During the 15 days following delivery of a Notice of Disagreement, Buyer and Sellers’ Representative shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.
(c)    If Buyer and Sellers’ Representative have not resolved all issues at the end of the 15-day period referred to in Section 2.2(b), the parties shall submit to Deloitte & Touche LLP (the “Accounting Firm”) for review and resolution of such matters which remain in dispute, and the Accounting Firm shall make a final determination of the Closing Cash and Closing Indebtedness and the amount, if any, by which the Closing Cash and the Closing Indebtedness so determined is less than or greater than the Estimated Closing Cash and Estimated Closing Indebtedness, respectively, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm’s determination will be based solely on presentations by Buyer and Seller or their respective representatives which are in accordance with the definitions set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Closing Cash and Closing Indebtedness shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be delivered not more than 30 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally by Buyer and Seller.
(d)    If the Closing Cash calculated in accordance with Section 2.2(b) is greater than the Estimated Closing Cash or the Closing Indebtedness determined in accordance with Section 2.2(b) is less than the Estimated Closing Indebtedness, then Buyer shall promptly (but in any event within five (5) Business Days) pay to the Sellers the absolute value of such difference, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative. If the Closing Cash calculated in accordance with Section 2.2(b) is less than the Estimated Closing Cash or the Closing Indebtedness calculated in accordance with Section 2.2(b) is greater than the Estimated Closing Indebtedness, then the Sellers shall promptly (but in any event within five (5) Business Days) pay to Buyer the absolute value of such difference by wire transfer of immediately available funds to an account designated by Buyer.
(e)    Notwithstanding anything to the contrary in this Section 2.2, the parties agree that the reconciliation amounts due from Buyer to the Sellers and from the Sellers to Buyer pursuant to Section 2.2(c) hereof shall be aggregated and offset one against the other such that only Buyer, on the one hand, or the Sellers, on the other hand, shall be required to make one payment to the other party hereunder.
Section 2.3    Closing.
(a)    The purchase and sale of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the later of (i) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) at the Detroit offices of Honigman Miller Schwartz and Cohn LLP, and (ii) the date set, at Buyer’s option, to a date no later than forty-five (45) calendar days following the date of this Agreement, or (ii) another date, time or place is agreed to in writing by Buyer and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date” and the time on the Closing Date that the Closing occurs is referred to in this Agreement as the “Effective Time”, which the parties agree will be 11:59 p.m. on the Closing Date.
(b)    At the Closing:
(i)    Buyer shall pay to the Sellers the Cash Payment and issue to the Sellers the Equity Payment, each in accordance with Section 2.1(b);
(ii)    Buyer shall deliver to Sellers all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.2;
(iii)    Sellers shall deliver to Buyer the certificates representing the Shares, free and clear of all Encumbrances, in each case, duly endorsed in blank or accompanied by duly executed stock powers, or such other duly executed instruments of transfer, with all required stock transfer tax stamps affixed thereto; and
(iv)    Sellers shall deliver to Buyer all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.3.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES CONCERNING
THE TRANSFERRED COMPANIES
The Company and the Sellers hereby, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE 3 are true and correct, except as set forth the corresponding sections of the disclosure schedule delivered by the Sellers to Buyer at or before the execution and delivery by Buyer of this Agreement (the “Disclosure Schedule”).
Section 3.1    Organization and Qualification.

(a)    Each of the Transferred Companies (i) is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization as set forth in Section 3.1(a) of the Disclosure Schedule, and has full corporate (or comparable) power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (ii) is duly qualified or licensed as a foreign corporation or other business entity to do business, and is in good standing (where applicable), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    The Company has heretofore furnished to Buyer a complete and correct copy of the certificate of incorporation and bylaws (or equivalent organizational documents), each as amended to date, for each of the Transferred Companies. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect. None of the Transferred Companies is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).
Section 3.2    Authority.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or any other Transferred Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any of the Transferred Companies;
(ii)    conflict with or violate in any material respect any Permit of any of the Transferred Companies or any Law applicable to any of the Transferred Companies or by which any property or asset of any of the Transferred Companies is bound; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give to others any right of termination, amendment, modification, acceleration or cancellation of, or otherwise adversely affect any rights of any of the Transferred Companies under, or result in the creation of any Encumbrance on any property, asset or right of any of the Transferred Companies pursuant to any Contract to which any of the Transferred Companies is a party or by which any of the Transferred Companies or any of their respective properties, assets or rights are bound that is material to the business of the Transferred Companies, taken as a whole.
(b)    None of the Transferred Companies is required to file, seek or obtain any notice, authorization, approval, order or consent of or with any United States Governmental Entity in connection with the execution, delivery and performance of this Agreement or the consummation of the Share Purchase and the other transactions contemplated hereby or in order to prevent the termination of any Permit, except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).
(c)    None of the Transferred Companies has adopted a stockholders’ rights agreement or any similar plan or agreement that limits or impairs the ability of Buyer to purchase, or become the direct or indirect beneficial owner of, Common Stock or any other equity or debt securities of such Transferred Company.
(d)    The per share consideration to be paid to the Minority Shareholders in connection with the Merger will be based on the Company’s estimate of the per share consideration that will be paid to the Sellers under this Agreement, with the intention that such Minority Shareholder per share consideration will be approximately equal to the per share consideration that will be paid to the Sellers. Shareholder records for the Company have been kept in the ordinary course of business, and since November 2008 have been maintained by Registrar & Transfer Company, the transfer agent for the Company.
Section 3.4    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000,000 shares of common stock, without par value (the “Common Stock”), of which 469,576 shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock or other equity or ownership interest of the Company are owned beneficially and of record by the Sellers as set forth on Section 3.4(a)(i) of the Disclosure Schedule, which schedule sets forth the respective number of Shares held by each Seller. Section 3.4(a)(ii) of the Disclosure Schedule sets forth, for each direct and indirect Subsidiary of the Company, a complete and accurate list, as of the date of this Agreement, of the amount of its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests and the record holders of its outstanding capital stock or other equity interests, indicating the respective number of shares or interests held by each.
(b)    Except for the Shares and except as set forth in Section 3.4(a)(i) or (ii) of the Disclosure Schedule, as of the date of this Agreement, none of the Transferred Companies has issued or agreed to issue any: (i) capital stock or other equity or ownership interest, (ii) option, warrant or interest convertible into or exchangeable or exercisable for capital stock or other equity or ownership interests, (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any of the Transferred Companies or other equity equivalent or equity-based award or right, or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of each Transferred Company is duly authorized, validly issued, fully paid and nonassessable, and in the case of the Subsidiaries of the Company, except as set forth in Section 3.4(b) of the Disclosure Schedule, each such share or other equity or ownership interest is owned by the Company or a Subsidiary of the Company, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or the applicable Subsidiary of the Company in compliance with all applicable federal and state securities laws. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of any of the Transferred Companies to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any of the Transferred Companies, and all such obligations shall either expire or terminate at or prior to Closing. No shares of capital stock or other equity or ownership interests of any of the Transferred Companies have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws (or equivalent organizational documents) of any of the Transferred Companies or any Contract to which any of the Transferred Companies is a party or by which any of the Transferred Companies is bound. No Shares are held by any Subsidiary of the Company or by the Company in its treasury. There are no declared or accumulated but unpaid dividends in respect of any Shares or with respect to any equity interests of the Minority Shareholders prior to the Merger. Other than the price per share set forth in the third recital of this Agreement, no amounts, including statutory appraisal rights, are as of the date hereof payable by the Transferred Companies to any of the Minority Shareholders.
Section 3.5    Equity Interests in Third Persons.
Except for the Subsidiaries of the Company listed in Section 3.4(a)(ii) of the Disclosure Schedule and except as set forth in Section 3.5 of the Disclosure Schedule, none of the Transferred Companies directly or indirectly owns any material equity, partnership, membership or similar interest in, or any interest convertible into or exercisable or exchangeable for any such material equity, partnership, membership or similar interest in, or is under any obligation to form, or participate in the profits or losses of, or make any loan, capital contribution or other investment in, any Person. The Subsidiaries of the Company that are not included in the definition of “Transferred Companies” are either inactive or are in the process of being liquidated and/or otherwise dissolved.
Section 3.6    Financial Statements; No Undisclosed Liabilities.
(a)    True and complete copies of the audited consolidated balance sheets of the Transferred Companies as of March 31, 2013, March 31, 2012 and March 31, 2011, and the related audited statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Financial Statements”) and the unaudited consolidated balance sheet of the Transferred Companies as of April 30, 2013, and the

related unaudited consolidated statements of operations and cash flows for the one-month period then ended (collectively, the “Interim Financial Statements”), are included in Section 3.6(a) of the Disclosure Schedule. Each of the Financial Statements and the Interim Financial Statements: (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the consolidated financial position of the Transferred Companies as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal and recurring year-end audit adjustments that will not, individually or in the aggregate, be material in amount, and the absence of footnote disclosures).
The books of account and other financial records of the Company (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies, and (ii) have been maintained in accordance with reasonable business and accounting practices, subject, in each case, to the notes to the Financial Statements.
(b)    None of the Transferred Companies has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, that are or would reasonably be expected to be material to the Transferred Companies, taken as a whole, except liabilities and obligations: (i) to the extent accrued or reserved against in the consolidated balance sheet of the Transferred Companies included in the Interim Financial Statements (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), (ii) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, which are not individually or in the aggregate materially adverse to the Transferred Companies, (iii) under Material Contracts, other than as a result of a breach or default by a Transferred Company, (iv) under this Agreement or incurred in connection with the transactions contemplated hereby, other than as a result of a breach or default by a Transferred Company, and (v) which are Transaction Expenses.
(c)    Section 3.6(c) of the Disclosure Schedule sets forth, as of the date of this Agreement, all outstanding Indebtedness of the Transferred Companies.
Section 3.7    Absence of Certain Changes or Events.
Except for the transactions contemplated under the Contribution Agreement and in connection with the Merger and except as set forth in Section 3.7 of the Disclosure Schedule, since March 31, 2013 through the date of this Agreement: (a) the Transferred Companies have conducted their businesses in all material respects only in the ordinary course consistent with past practice, (b) none of the actions listed in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(e), 6.1(f), 6.1(h), 6.1(n), 6.1(o) and 6.1(s) have been taken by any Transferred Company, and (c) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.8    Compliance with Law; Permits; Illegal Payments.

(a)    Each of the Transferred Companies is, and has been at all times since March 31, 2010, in compliance in all material respects with all Laws applicable to it, and no Action has been filed or commenced against any Transferred Company alleging any failure so to comply. No Transferred Company has received any written communication from any Governmental Entity alleging that such Transferred Company is not in compliance in all material respects with any Laws.
(b)    Each of the Transferred Companies is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices and other authorizations of any Governmental Entity that are necessary for it to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Transferred Companies is and has been at all times since March 31, 2010 in compliance in all material respects with all such Permits.
(c)    No Transferred Company nor any of their directors, officers, employees, agents or other authorized representative thereof has (i) given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder any Transferred Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or violated any provisions of the Foreign Corrupt Practices Act of 1997, as amended, or (ii) established or maintained any unrecorded fund or asset of any Transferred Company or made any false entries on any books or records of any Transferred Company for any purpose.
Section 3.9    Litigation.
Except as set forth in Section 3.9 of the Disclosure Schedule, as of the Closing Date, there is no material Action pending or, to the Knowledge of the Company, any material Action threatened, against any of the Transferred Companies, any of their respective properties or assets, or any present or former officer or director of any of the Transferred Companies in such individual’s capacity as such. There is no pending Action in which any of the Transferred Companies is a plaintiff. None of the Transferred Companies nor any of their respective properties or assets is subject to any outstanding judgment, order or injunction of any Governmental Entity.
Section 3.10    Employee Benefit Plans.
(a)    Section 3.10(a) of the Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other Material Contracts to which any Transferred Company is a party, with respect to which any Transferred Company has any obligation or which are maintained, contributed to or sponsored by any Transferred Company for the benefit of any current or former employee, consultant, independent contractor officer or director of any Transferred Company or to which any Transferred Company was a party, with respect to which any Transferred Company has a continuing obligation or which was maintained, contributed to or sponsored by any Transferred Company for the benefit of any current or former employee, consultant, independent contractor officer or director of any Transferred Company at any time during the three-year period ending on the date hereof (collectively, the “Plans”). Except for the R. L. Polk Supplemental Executive Retirement Plan and the R. L. Polk & Co. Supplemental Executive Retirement Agreement for Special Separation Program, the Company has made available to Buyer a true, current and complete copy of (i) each Plan, and (ii) for each Plan, the following, as may be applicable to such Plan: (A) any related summary plan description or similar summary, (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements, (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500, and (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the “IRS”) determination letter or, if a prototype plan, the current opinion letter, (2) a copy of the non-discrimination testing results for the three most recently completed plan years, and (3) any material correspondence with or notices from the IRS, the Pension Benefit Guaranty Corporation (“PBGC”) or the Department of Labor. There are no other written material Plans, whether formal or informal, whether in writing or not, to which any Transferred Company is a party, with respect to which any Transferred Company has any material obligation or which are maintained, contributed to or sponsored by any Transferred Company for the benefit of any current or former employee, officer or director of any Transferred Company or to which any Transferred Company was a party, with respect to which any Transferred Company has a continuing obligation or which were maintained, contributed to or sponsored by any Transferred Company for the benefit of any current or former employee, consultant, independent contractor, officer or director of any Transferred Company at any time during the three-year period ending on the date hereof.
(b)    Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code or other applicable Laws, and (ii) all material contributions to, material premiums with respect to and material benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued.
(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedule, no Plan that is not a Foreign Plan provides post-employment welfare benefits, and no Transferred Company has any obligation to provide any post-employment welfare benefits other than as required by Section 4980B of the Code.
(d)    Except as set forth in Section 3.10(d) of the Disclosure Schedule, none of the Transferred Companies, or any entity that would be treated as a single employer under Section 414(b), (c), (m) or (n) of the Code or Section 4001(b) of ERISA, has at any time maintained, contributed to or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA or any “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.
(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, and, to the Knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any such Plan.
(f)    Except as set forth in Section 3.10(f) of the Disclosure Schedule, with respect to any Plan, as of the date of this Agreement (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS, the PBGC or other Governmental Entity is pending, in progress or, to the Knowledge of the Company, threatened, and (iii) no event has occurred from which a material liability could arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no “fiduciary” (as defined in ERISA Section 3(21)) has any material liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.
(g)    Except as set forth in Section 3.10(g) of the Disclosure Schedule, the Company is not obligated to make any payments, including under any Plan, that reasonably could be expected to be excess parachute payments pursuant to Section 280G of the Code. The Company has no obligation to gross-up any tax incurred by any individual pursuant to Section 409A or 4999 of the Code.
(h)    Without limiting the generality of Section 3.10(b) through Section 3.10(g) above, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be materially less than such benefit obligations, and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. No Foreign Plans are defined benefit pension plans except for such plans that are required pursuant to legal requirements of the applicable jurisdiction or were previously acquired by any Transferred Company as a result of an acquisition of another Person.
(i)    Each Plan that is subject to Section 409A of the Code has been operated in a manner that would not give rise to adverse tax consequences under Section 409A for any individual covered by such Plan.
Section 3.11    Labor and Employment Matters.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedule, no independent contractor of the Transferred Companies has been misclassified as an independent contractor during fiscal years 2012 or 2013, or has any basis to claim status as an employee of the

Company, and all Independent Contractors have been properly issued 1099 forms for services rendered during fiscal years 2012 and 2013.
(b)    Except as set forth in Section 3.11(b) of the Disclosure Schedule, the employment of all employees of the Transferred Companies is “at will” and may be terminated by the applicable Transferred Company at any time, for any reason or no reason, in accordance with applicable Law. Each Transferred Company has paid in full to all employees and former employees of the Transferred Companies any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused paid time off or leave, and severance or any other amounts due upon termination of employment that are due and payable. To the Company’s Knowledge, no director (or equivalent), officer or key employee of any Transferred Company intends to terminate his employment with any Transferred Company. All employees and independent contractors of the U.S. based Transferred Companies have signed restrictive covenants and nondisclosure agreements and the Company forms for these agreements have been made available to Buyer.
(c)    Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) none of the Transferred Companies is a party to any labor or collective bargaining Contract that pertains to employees of any of the Transferred Companies, (ii) none of the employees of the Transferred Companies are represented by any labor organization, trade union or work council in any jurisdiction, (iii) to the Company’s Knowledge, since March 31, 2010 and through the date of this Agreement, there have been no organizing activities or collective bargaining arrangements covering any of the Transferred Companies pending or under discussion with any labor organization, trade union or work council or group of employees of any of the Transferred Companies in any jurisdiction, (iv) since March 31, 2010 and through the date of this Agreement, there has been no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against any of the Transferred Companies in any jurisdiction, and as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of any of the Transferred Companies in any jurisdiction.
(d)    Except as set forth in Section 3.11(d) of the Disclosure Schedule, (i) each of the Transferred Companies is, and at all times since March 31, 2010 has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, family and medical leave, workers compensation, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, material laws of each foreign jurisdiction related to employment where employees, consultants and independent contractors provide services and (ii) as of the date of this Agreement, no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to any of the Transferred Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or governing body in any jurisdiction.

(e)    As of the date of this Agreement, none of the Transferred Companies is a party to, or otherwise bound by, any material decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of any Transferred Company or, to the Knowledge of the Company, any of its or their executive officers has received since December 31, 2010 and through the date of this Agreement any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws in any jurisdiction to conduct an investigation, audit, or enforcement proceeding relating to any of the Transferred Companies and, to the Knowledge of the Company, no such investigation is in progress in any jurisdiction.
(f)    The Transferred Companies are in compliance with all obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign law, in respect of the Business, and has not had any layoffs of employees within ninety (90) days prior to the Closing Date. Buyer has no Liability under the WARN Act with respect to any events occurring or conditions existing on or prior to Closing.
(g)    To the Knowledge of the Company, all current employees are, and all former employees working in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement were, legally authorized to work in the United States. Each of the Transferred Companies have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement, and each of the Transferred Companies have complied with the anti-discrimination provisions of the IRCA. Further, at all times prior to the date of this Agreement, the Transferred Companies were in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
Section 3.12    Title, Sufficiency and Condition of Assets.
(a)    The Transferred Companies have good and valid title to, a valid right to use, or a valid leasehold interest in all of their tangible assets, including all of the assets reflected on the Balance Sheet or acquired since the date of the Balance Sheet (except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice, and except for any deficiencies in title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Transferred Companies as currently conducted). The tangible assets owned, leased or licensed by the Transferred Companies constitute all of the tangible assets necessary for the Transferred Companies to carry on their respective businesses as currently conducted and as conducted during the twelve (12) month period prior to the date hereof. None of the tangible assets owned, leased or licensed by any of the Transferred Companies is subject to any Encumbrance, other than (i) liens for current Taxes and assessments not yet past due or the validity of which are being contested in good faith pursuant to appropriate proceedings with the relevant Governmental Authority responsible for Taxes, (ii) landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary of the Company, (iii) pledges and deposits required pursuant to any workers compensation, unemployment insurance or other similar Law, (iv) liens that will be released and discharged at or prior to the Closing and (v) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the asset to which they relate in the business of the Transferred Companies as currently conducted (collectively, “Permitted Encumbrances”).
(b)    This Section does not relate to real property or interests in real property, which is the subject of Section 3.13, or to Intellectual Property, which is the subject of Section 3.14.
Section 3.13    Real Property.
(a)    None of the Transferred Companies owns any real property. Except for space in offsite data centers utilized by the Transferred Companies, Section 3.13 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Leased Real Property. Each of the Transferred Companies has a good and valid leasehold or subleasehold interest in all of its Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default or breach under any such lease by any Transferred Company or, to the Knowledge of the Company, any other party thereto. Except for the offsite data centers utilized by the Transferred Companies and as set forth on Section 3.13(a) of the Disclosure Schedule, (i) no parties other than the Transferred Companies are physically occupying or using, or have a right to occupy or use, any Leased Real Property, (ii) the Leased Real Property is used only for the operation of the businesses of the Transferred Companies, (iii) the Leased Real Property constitutes all of the real property used or held for use by the Transferred Companies in the conduct of their respective businesses, (iv) the Leased Real Property and the physical assets of the Transferred Companies are, in all material respects, in good condition and repair, reasonable wear and tear excepted, and regularly maintained in accordance with standard industry practice, and (v) the Leased Real Property is in compliance, in all material respects, with all applicable Laws.
(b)    The Company has made available to Buyer a true, correct and complete copy of the leases for the Leased Real Property.
Section 3.14    Intellectual Property.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all (i) registered and material unregistered Marks, (ii) Patents, and (iii) registered Copyrights, (including any pending applications to register any of the foregoing), owned (in whole or in part) by or licensed to any of the Transferred Companies, identifying for each (a) whether it is owned by or licensed to the relevant Transferred Company, and (b) the names of the jurisdictions covered by the applicable registration or application.
(b)    All registered Marks, issued Patents and registered Copyrights identified in Section 3.14(a) of the Disclosure Schedule (“Company Registered IP”) are subsisting and, to the Knowledge of the Company, valid and enforceable, and none of the Transferred Companies has received any written notice or claim challenging the validity or enforceability of any Company Registered IP. None of the material Software or the Intellectual Property listed on Schedule 3.14(a) of the Disclosure Schedule or required to be listed on Schedule 3.14(a) of the Disclosure Schedule that is owned by the Company (“Company IP”), or its respective past or current uses, including the preparation, distribution, marketing or licensing thereof, (i) has violated or infringed upon, or is violating or infringing upon, any Intellectual Property right or other proprietary right of any Person; (ii) is subject to any lien or judgment; or (iii) is subject to any pending or threatened judicial, administrative or other legal proceeding, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the Company of Company IP. Except as set forth on Schedule 3.14(b) of the Disclosure Schedule, to the Knowledge of the Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any Intellectual Property right or other right of the Company or with regard to Company IP. No action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any domain name or Internet address, the registration therefor, or any right of Company thereto (including the right to use a domain name or internet address).
(c)    The Transferred Companies exclusively own, free and clear of any and all Encumbrances, all (i) material Intellectual Property (other than Patents and Marks) and, (ii) to the Knowledge of the Company, Patents and Marks used in the Transferred Companies’ businesses, other than Intellectual Property that is licensed to the Company or one of its Subsidiaries by a third party licensor pursuant to a written license agreement that remains in effect. Except as set forth on Schedule 3.14(c) of the Disclosure Schedule, with respect to the foregoing Intellectual Property described in this Section 3.14(c), (i) the Company has the full right to use all of the same, free and clear of any Encumbrance, and (ii) any and all licenses, sublicenses and other Contracts covering or relating to the same or to which the Company is a party under which the Company uses any of the same, is legal, valid, binding, enforceable and in full force and effect. The Company is not in breach of or default under any license, sublicense or other Contract covering or relating to any of the foregoing Intellectual Property, nor has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No Proceeding is pending or is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any of the foregoing Intellectual Property. Further, except as set forth on Schedule 3.14(c) of the Disclosure Schedule, all of the foregoing Intellectual Property was created as a work or invention for hire (as defined under U.S. copyright or patent law, as applicable) for and of the Company by regular full time employees of the Company. To the extent that any author, creator, contributor, or developer of Company IP was not a regular full-time employee of the Company at the time such person authored, created, contributed to, or developed such Company IP and such authoring, creation, contribution, or development was not in the scope of such person’s employment with the Company, such author, creator, contributor, or developer has irrevocably assigned to the Company in writing all Intellectual Property rights and other proprietary rights in such person’s work with respect to such Intellectual Property. All authors, creators, contributors, and developers of such Company IP have waived any and all paternity, integrity, moral and other similar rights that they may have now, or in the future, in the same.
(d)    Each of the Transferred Companies has taken commercially reasonable steps in accordance with standard industry practices as known by the Company to protect its rights in its Intellectual Property. The Company has maintained all Intellectual Property rights with respect to the Company IP. Except as set forth on Schedule 3.14(d) of the Disclosure Schedule, the Company

has not disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, and has taken all reasonable precautions to prevent the disclosure of, the trade secrets, source code and object code (or any aspect or portion thereof) for or relating to any past, present or future product, trade secret, program, system, Software, or Company IP.
(e)    With respect to the Company’s material Software (i) the Company maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases and versions thereof and for all earlier releases or versions thereof currently provided, used, maintained, marketed, under development or design, or being supported by it; (ii) in each case, the machine-readable copy conforms to the corresponding source code listing; and (iii) in each case, it operates in accordance with the user manuals and technical documentation therefor without material operating defects.
Section 3.15    Information Technology.
The Transferred Companies have taken commercially reasonable steps and implemented commercially reasonable administrative, technical and physical security procedures designed to protect their information technology systems from unauthorized access. Accordingly, the Transferred Companies maintain access controls and filters, authorization and authentication policies, intrusion and misuse detection controls, virus detection and eradication software, information security vulnerability and risk management controls and policies, and similar information security controls, devices, and policies. To the Knowledge of the Company, since April 1, 2012, there have been no unauthorized intrusions or breaches of the administrative, technical or physical security safeguards applicable to such information technology systems that will cost a material amount to remediate. To the Knowledge of the Company, no portion of any Software or information technology systems used in the Company’s business contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine, code, or program or hardware component that permits unauthorized access to or use of or disables or erases software, hardware, or data without the consent of the user, or that is intended or designed to do so.
Section 3.16    Data Privacy; Import/Export Compliance for Intellectual Property.
Each Transferred Company (a) is, and since April 1, 2012 has been, in compliance in all material respects with all Company Privacy Policies and with all applicable Laws pertaining to the protection of the security, confidentiality, integrity or use of Personal Data, and (b) has implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect Personal Data against unauthorized access and use. Since April 1, 2012, (i) there has been no loss, damage, or unauthorized access, disclosure, use or breach of security of Personal Data maintained by or on behalf of any of the Transferred Companies, and (ii) no Person (including any Governmental Entity) has made any claim or commenced any Action with respect to unauthorized access, disclosure or use of Personal Data maintained by or on behalf of any Transferred Company, except in the case of (i) as has not been remediated and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of (i) the execution, delivery, or performance of this Agreement, or (ii) the consummation of the Share Purchase or any of the other transactions contemplated by this Agreement will violate any Company Privacy Policy or any Law pertaining to the protection of the security, confidentiality, integrity or use of Personal Data. Neither the past nor current use by any Transferred Company of any database or the information contained therein (i) has violated or infringed upon, or is violating or infringing upon, the rights of any Person; or (ii) breaches any duty or obligation owed to any Person; or (iii) violates the privacy or any Law relating to the privacy of any Person. Additionally, there is no governmental prohibition or restriction on the use of any of the Intellectual Property by any Transferred Company in any jurisdiction or on the export or import of any of the same, from or to any jurisdiction. To the extent that any Transferred Company shall have exported or otherwise used any Company IP outside of the United States, such Transferred Company has complied with all applicable laws, administrative regulations, and executive orders relating to the control of imports and exports of commodities and technical data, use and remote use of Software and related property, and registration of customer agreements.
Section 3.17    Taxes.
Except as set forth in Section 3.17 of the Disclosure Schedule:
(a)    Each of the Transferred Companies has filed all material Tax Returns that it was required to file, and has paid or accrued on the relevant financial statements of the Transferred Companies (in accordance with GAAP, including applicable rules relating to the proper timing for inclusion of items) all material Taxes required to be paid in connection therewith, whether or not shown thereon as owing. All Returns filed by the Transferred Companies are accurate, complete and correct in all material respects and no Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code or any comparable provision of state, local or foreign Law. Each of the Transferred Companies is and has been in compliance in all material respects with all applicable Laws pertaining to Taxes.
(b)    The Transferred Companies have withheld and paid over to the appropriate Governmental Entity responsible for Taxes all Taxes that they are required to withhold from amounts paid or owing to any employee, stockholder, unitholder, creditor or other third party.
(c)    The Sellers have delivered or made available to Representatives of Buyer correct and complete copies of all material federal, foreign and state Income Tax Returns, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any Transferred Company since April 1, 2008.
(d)    The Company has adequately provided in the Financial Statements in accordance with GAAP (including applicable rules relating to the proper timing for inclusion of items) for all Taxes that have accrued as of the dates thereof (excluding any provision for deferred Income Taxes). The unpaid Taxes of the Transferred Companies: (A) did not exceed the reserve for accrued Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Interim Financial Statements (excluding in any notes thereto) and (B) will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Transferred Companies in accruing their Tax liabilities.

(e)    Since March 31, 2010, no written claim has been delivered to any Transferred Company by a Governmental Entity in a jurisdiction where any Transferred Company does not file Tax Returns that any Transferred Company is or may be subject to taxation by that jurisdiction.
(f)    No Transferred Company has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.
(g)    All material deficiencies asserted or assessments made in writing against any of the Transferred Companies as a result of any examinations by any taxing authority have been fully paid and, to the Knowledge of the Company, no rationale underlying such deficiencies or assessments reasonably could be expected to be asserted in any other period. No director or officer (or employee responsible for Tax matters) of any Transferred Company has Knowledge that any Governmental Entity responsible for Taxes will assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Transferred Company. No Transferred Company has received from any Governmental Entity (including a Governmental Entity responsible for Taxes in a jurisdiction where such Transferred Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity responsible for Taxes against any Transferred Company.
(h)    There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon the assets of any of the Transferred Companies.
(i)    None of the Transferred Companies is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(j)    None of the Transferred Companies is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Taxing authority.
(k)    To the Knowledge of the Transferred Companies, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, filing a consolidated federal Return (other than a group the common parent of which was the Company).
(l)    None of the assets of any of the Transferred Companies (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of any of the Transferred Companies is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(m)    Each of the Transferred Companies has at all times used the accrual method of accounting for Income Tax purposes.
(n)    None of the Transferred Companies is a party to any joint venture, partnership, or other arrangement or Contract with any third party that could be treated as a partnership for federal income tax purposes. Section 3.17(n) of the Disclosure Schedule sets forth the tax classification of each Transferred Company as of the date of this Agreement and the date of any elections pursuant to Treasury Regulation Section 301.7701-3 that have been made with respect to the Company’s Subsidiaries.
(o)    None of the Transferred Companies is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.
(p)    Since April 1, 2010, none of the Transferred Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 or Section 361 of the Code.
(q)    None of the Transferred Companies has engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).
(r)    None of the Transferred Companies has ever been an “S Corporation” as that term is defined in the Code.
(s)    No Seller is a “foreign person” as such term is defined in Section 1445 of the Code.
(t)    To the Knowledge of the Company none of the Transferred Companies has had a permanent establishment or other taxable presence in any foreign country, as determined under applicable foreign law or any applicable Tax treaty or convention between the United States and such foreign country.
Section 3.18    Environmental Matters.
Each of the Transferred Companies is in compliance in all material respects with applicable Environmental Laws. There are no pending or, to the Knowledge of the Company, threatened proceedings alleging any liability of, or noncompliance by, the Transferred Companies under applicable Environmental Laws. Each of the Transferred Companies holds all material Environmental Permits and is in compliance in all material respects with all Environmental Permits required under applicable Environmental Laws for its operations.
Section 3.19    Material Contracts.
(a)    For purposes of this Agreement, the term “Material Contracts” generally means any Contract that individually is material to the operations, business, risk profile, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Transferred Companies, including Contracts of the type identified below. Except as set forth in Section 3.19

(a) of the Disclosure Schedule, as of the date hereof, none of the Transferred Companies is a party to or is bound by (and has continuing rights or obligations under) any Contract of the following nature :
(i)    any reseller agreement not terminable by the Company for convenience on less than 120 days’ notice;
(ii)    any Contract relating to or evidencing Indebtedness;
(iii)    any Contract pursuant to which any of the Transferred Companies has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person (other than the Company or one of its Subsidiaries), including take-or-pay contracts or keepwell agreements;
(iv)    any Contract with any Governmental Entity under which such Governmental Entity supplies goods or services, including vehicle history data, to any Transferred Company, that involves an annual cost or payment in excess of $500,000;
(v)    any Contract with any Related Party of any of the Transferred Companies (except for intercompany Contracts between Transferred Companies and contracts related solely to the employment of a Related Party by a Transferred Company);
(vi)    any employment or consulting Contract with a natural person that involves annual compensation for fiscal year 2012 or fiscal year 2013 in excess of $200,000;
(vii)    any severance, consulting, change of control or similar Contract that involves payment in excess of $200,000;
(viii)    any Contract that limits the ability of any of the Transferred Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Transferred Companies to sell to or purchase from any Person, except, in each case, for agreements that are terminable by the Company for convenience upon not less than 120 days’ notice;
(ix)    any Contract pursuant to which any of the Transferred Companies is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property, or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $500,000;

(x)    any Contract (A) for the sale or purchase of any real property, or (B) for the sale or purchase of any tangible personal property in an amount in excess of $500,000;
(xi)    any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of any Transferred Company (excluding Contracts entered into with customers, suppliers or vendors in the ordinary course of business consistent with past practice);
(xii)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to any of the Transferred Companies;
(xiii)    any Contract with any labor union;
(xiv)    any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any of the Transferred Companies;
(xv)    any hedging, futures, options or other derivative Contract;
(xvi)    any Contract relating to settlement of any administrative or judicial proceedings since March 31, 2012, other than settlement agreements with individual plaintiffs under $50,000 per claim;
(xvii)    any Contract that results in any Person holding a power of attorney from any of the Transferred Companies; and
(xviii)    any Contract, whether or not made in the ordinary course of business, that involves a future or potential liability or receivable, as the case may be, in excess of $1,000,000 on an annual basis or in excess of $2,500,000 over the current Contract term.
(b)    Each Material Contract is legal, valid and binding on the Transferred Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable against the applicable Transferred Company and, to the Knowledge of the Company, against each other party thereto in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No Transferred Company has violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and, to the Company’s Knowledge, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract;
(c)    The Company has made available to Buyer true and complete copies of all Material Contracts, including all amendments thereto.
Section 3.20    Affiliate Interests and Transactions.
(a)    Except as set forth in Section 3.20 of the Disclosure Schedule, no Related Party of any of the Transferred Companies (i) owns, directly or indirectly, any equity or other financial or voting interest in any Competitor, supplier, licensor, lessor, distributor, independent contractor or customer of any of the Transferred Companies, or (ii) owns or leases, directly or indirectly, any interest in any property (real or personal, tangible or intangible) that any of the Transferred Companies uses in the business of any of the Transferred Companies. Except as set forth in Section 3.20 of the Disclosure Schedule, as of the date of this Agreement, no Related Party of any of the Transferred Companies has any material business dealings or a material financial interest in any transaction with any of the Transferred Companies or involving any assets or property of any of the Transferred Companies, other than in such Related Party’s capacity as a director or officer of any of the Transferred Companies. Ownership of less than 5% of the equity ownership rights in any Person shall not be deemed to be a financial interest for purposes of this Section. “Competitor” means any Person that offers any service or product substantially similar to any service or product offered by any of the Transferred Companies in any geographic territory in which any of the Transferred Companies operates.
(b)    As of the date of this Agreement, there are no outstanding notes payable to, accounts receivable from or advances by any of the Transferred Companies to, and none of the Transferred Companies is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of any of the Transferred Companies (other than liabilities or obligations owed by any of the Transferred Companies to current directors or officers of any of the Transferred Companies for current service of such Persons).
Section 3.21    Insurance.
Section 3.21 of the Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to any of the Transferred Companies, together with the carriers and liability limits for each such policy. All such policies are legal, valid, binding and enforceable and in full force and effect. All premiums with respect thereto have been paid to the extent due. As of the date hereof, the Company has not received written notice of, nor, to the Knowledge of the Company, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Except as set forth in Section 3.21 of the Disclosure Schedule, the consummation of the Share Purchase and the other transactions contemplated by this Agreement will not cause a cancellation or reduction in the coverage of such policies.

Section 3.22    Accounts Receivable.
The accounts and notes receivable of the Transferred Companies reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to March 31, 2013, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (c) are not subject to any valid set-off, counterclaim or rebate.
Section 3.23    Customers and Suppliers.
(a)    Except as set forth in Section 3.23(a) of the Disclosure Schedule and except for agreements that have expired in accordance with their terms, none of the top twenty (20) customers of the Transferred Companies as measured by gross revenue since April 1, 2012: (i) has cancelled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate or, to the Company’s Knowledge, intends to cancel or otherwise adversely modify in any material respect, its relationship with any of the Transferred Companies, or (ii) has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened to decrease or limit its usage of the services or products of any Transferred Company, in each case whether as a result of the transactions contemplated hereby or otherwise.
(b)    Except as set forth in Section 3.23(b) of the Disclosure Schedule and except for agreements that have expired in accordance with their terms, none of the top twenty (20) suppliers of the Transferred Companies as measured by purchases since April 1, 2012: (i) has cancelled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate or, to the Company’s Knowledge, intends to cancel or otherwise adversely modify in any material respect, its relationship with any of the Transferred Companies, or (ii) has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened to decrease or limit materially, its services, supplies or materials to any Transferred Company, in each case whether as a result of the transactions contemplated hereby or otherwise.
Section 3.24    Brokers.
Except for Evercore, the fees of which will be paid by the Company prior to the Effective Time, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Purchase and the other transactions contemplated hereby based upon arrangements made by or on behalf of any of the Transferred Companies.
Section 3.25    No Limitation.
No investigation or due diligence conducted by, or knowledge obtained by, Buyer shall limit, modify or negate any of the foregoing representations and warranties.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS
Each Seller hereby severally represents and warrants to Buyer that the statements contained in this ARTICLE 4 are true and correct, except as set forth in the corresponding sections of the Disclosure Schedule delivered by the Sellers to Buyer at or before the execution and delivery by Buyer of this Agreement.
Section 4.1    Capacity and Power.
Such Seller has full power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated for such Seller hereby, as applicable, and to perform its obligations hereunder and thereunder. If such Seller is a trustee, the underlying trust is a trust duly established and validly existing under the Laws of the state of its creation and such Seller has the requisite power and authority to hold the property held in such trust, to carry on the affairs of such trust as now being conducted and, acting for and on behalf of such trust, has the requisite power and authority to enter into this Agreement and carry out and perform all of such trust’s obligations hereunder.
Section 4.2    Title to Shares.
Such Seller is the record owner of and beneficial owner of and has good and marketable title to, all of the Shares set forth next to such Seller’s name on Schedule 3.4(a)(ii), free and clear of all Encumbrances. Except as set forth in Section 4.2 of the Disclosure Schedule with respect to such Seller, such Seller does not own (and none of its Affiliates owns) any Shares, interests or any stock or other securities convertible or exchangeable for any units, membership interests, capital stock, share capital or other securities of the Transferred Companies, nor any rights or options to subscribe for or to purchase any units, membership interests, capital stock, share capital or other securities of the Transferred Companies or other equity securities or any units, membership interests, capital stock, share capital or other securities convertible into or exchangeable for the securities of the Transferred Companies or any stock or unit appreciation or similar rights, phantom unit or stock or similar plans or similar rights with respect to the Transferred Companies.
Section 4.3    Authorization.
The execution, delivery and performance of this Agreement and the consummation by such Seller of the transactions contemplated for such Seller hereby, as applicable, have been duly authorized by such Seller and no other act or other proceeding on the part of such Seller or its trustee, if and as applicable, is necessary to authorize such Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies.
Section 4.4    Noncontravention.

Except as set forth on Section 4.4 of the Disclosure Schedule, with respect to such Seller, the execution and delivery by such Seller of this Agreement and the consummation of the transactions contemplated for such Seller hereby, as applicable, by such Seller do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Encumbrance upon the Transferred Companies’ units, shares, capital stock, share capital or other equity securities or assets pursuant to, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to, such Seller’s respective constituent documents, if applicable, or any Law or Permit to which such Seller is subject.
Section 4.5    Legal Proceedings.
There is no litigation or proceeding, in Law or in equity, and there are no pending proceedings or governmental investigations before any Governmental Entity, or to such Seller’s Knowledge, threatened against such Seller regarding the Shares held by such Seller or the transactions contemplated by this Agreement.
Section 4.6    Brokerage.
Except for Evercore, the fees of which will be paid by the Company prior to the Effective Time, with respect to such Seller, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon such Seller.
Section 4.7    Buyer Shares.
Each Equity Payment Recipient makes the following representations and warranties:
(a)    The Buyer Shares to be acquired by the Equity Payment Recipient pursuant to this Agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Buyer Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. The Equity Payment Recipient understands that such Buyer Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and that the Buyer Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. There shall be a legend on the certificates representing all of the Buyer Shares to the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE ON AN EFFECTIVE REGISTRATION STATEMENT

UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED;
(b)    Each Equity Payment Recipient understands that the Buyer Shares have not been registered under the Securities Act nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption pursuant to Section 4(2) of the Securities Act from such registration and the reliance of Buyer on such exemption is predicated in part upon the representations of the Equity Payment Recipients contained herein.
(c)    Each Equity Payment Recipient is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, as presently in effect.
(d)    Immediately prior to the transactions contemplated hereby, each Equity Payment Recipient and any Persons that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with such Equity Payment Recipient, collectively, owned no material amount of Buyer Common Stock.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Sellers that the statements contained in this ARTICLE 5 are true and correct, except as set forth in the corresponding sections of the Disclosure Schedule delivered by Buyer to the Sellers at or before the execution and delivery by Sellers of this Agreement. The sections of the Disclosure Schedule delivered by Buyer hereunder shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this ARTICLE 5, and the disclosure in any section shall be deemed to qualify other sections in this ARTICLE 5 to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.
Section 5.1    Organization.
Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (b) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.2    Authority.
Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Share Purchase and the other transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Share Purchase and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
Section 5.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by Buyer of this Agreement and the consummation of the Share Purchase, issuance of the Buyer Shares and the other transactions contemplated hereby do not and will not:
(i)    conflict with or violate the certificate of incorporation or amended and restated bylaws of Buyer;
(ii)    conflict with or violate in any material respect any Permit of Buyer or any Law applicable to Buyer or by which any property or asset of Buyer is bound; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, result in the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Buyer under, or result in the creation of any Encumbrance on any property, asset or right of Buyer pursuant to any Contract to which Buyer is a party or by which Buyer or any of its respective properties, assets or rights are bound, except for any such conflicts, violations, breaches, defaults or other occurrences that do not and would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.
(b)    Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any United States Governmental Entity in connection with the execution, delivery and performance of this Agreement or the consummation of the Share Purchase, issuance of the Buyer Shares and the other transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of Buyer, except for any filings required to be made under the HSR Act.
Section 5.4    Capitalization.
The Buyer Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights created by statute, Buyer’s organizational documents or any Contract to which Buyer is a party or by which it is bound.
Section 5.5    Absence of Certain Changes or Events.

Since December 31, 2012 and through the date of this Agreement, there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.6    Litigation.
As of the date hereof, there is no Action pending or, to the Knowledge of Buyer, threatened against Buyer, any of its respective properties or assets, or any present or former officer or director of Buyer in such individual’s capacity as such that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect. Neither Buyer nor any of its respective properties or assets is subject to any outstanding judgment, order or injunction of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect. As of the date hereof, there is no Action pending or threatened in writing seeking to impair, prevent or delay the Share Purchase or any of the other transactions contemplated by this Agreement.
Section 5.7    Financing.
(a)    Buyer has delivered to the Sellers true and complete copies of an executed commitment letter (including all exhibits, schedules, attachments and appendices thereto, but not including any related fee letter, the “Financing Commitment”), pursuant to which the lender party thereto has committed, upon the terms and subject only to the conditions expressly set forth therein, to provide or cause to be provided the debt facilities set forth therein to fund, together with other cash or cash equivalents of Buyer on the Closing Date, Buyer’s payment obligations under this Agreement (the “Financing”). As of the date of this Agreement, the Financing Commitment has not been amended or modified, and the commitment contained in the Financing Commitment has not been withdrawn or rescinded and, to the Knowledge of Buyer, no such amendment, modification, withdrawal or rescission is contemplated as of the date of this Agreement. As of the date of this Agreement, the Financing Commitment is in full force and effect, constitutes the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the lender party thereto and is enforceable against Buyer and, to the Knowledge of Buyer, the lender party thereto in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Except for the Financing Commitment and related fee letter (true and complete copies of which have been provided to the Company, other than with respect to fee amounts which have been redacted therefrom) with respect to the Financing, as of the date hereof there are no side letters or agreements to which Buyer is a party related to the Financing that could adversely affect the availability of the Financing. There are no conditions precedent related to the funding of the full amount of the Financing other than as described in the Financing Commitment.
(b)    As of the date hereof, no event has occurred that (with or without notice or lapse of time, or both) constitutes or would constitute a breach or default under the Financing Commitment by Buyer or, to the Knowledge of Buyer, any other party thereto under the Financing Commitment. As of the date of this Agreement, assuming the accuracy of the representations and warranties of Sellers set forth in ARTICLE 3 and ARTICLE 4, Buyer does not have any Knowledge of any fact, occurrence or condition existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in any of the terms or conditions in the Financing Commitment not being satisfied on a timely basis, or (ii) otherwise result in the Financing not being consummated on a timely basis in order to consummate the transactions contemplated by this Agreement. Buyer has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitment to be paid on or before the date of this Agreement, any and all other commitment fees or other fees under the Financing Commitment will be duly paid in full by Buyer as and when due and Buyer has otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Financing Commitment on or prior to the date hereof. The aggregate proceeds contemplated by the Financing Commitment, together with all other cash or cash equivalents of Buyer on the Closing Date, will be sufficient for Buyer to pay in cash all amounts required to be paid by Buyer in connection with the Share Purchase and the other transactions contemplated by this Agreement and all related fees and expenses and to otherwise consummate the Share Purchase and the other transactions contemplated by this Agreement, on the terms set forth herein.
Section 5.8    Investment Purpose.
Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.9    Solvency.
Assuming (a) satisfaction of the conditions to Buyer’s obligation to consummate the Share Purchase, (b) accuracy of the representations and warranties of the Sellers set forth in ARTICLE 3 and ARTICLE 4 (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) that all estimates, projections and forecasts of the Transferred Companies provided to Buyer were prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement (including the Share Purchase, the Financing, the payment of the aggregate Purchase Price, any repayment of existing Indebtedness contemplated by this Agreement or the Financing Commitment, and the payment of all related fees and expenses), Buyer will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer. “Solvent” means that, as of any date of determination and with respect to any Person: (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (iv) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450 – Contingencies).
Section 5.10    No Other Representations or Warranties.
Buyer acknowledges and agrees that except for the representations and warranties contained in this Agreement or in any schedule or certificate delivered to Buyer pursuant to this Agreement, none of any Seller, any Transferred Company, or any stockholder, director, officer or employee of any Transferred Company makes or has made any representation or warranty concerning the Transferred Companies, the stockholders, directors, officers or employees of the Transferred Companies or any of their respective assets or properties or the transactions contemplated by this Agreement. Buyer acknowledges and agrees that all projections, budgets, forecasts and other forward looking information provided to Buyer by or on behalf of the Sellers or of the Transferred Companies are not representations or warranties of the Sellers and are subject to uncertainties and that actual results may be different from such projections, budgets, forecasts and other forward looking information.
Section 5.11    Brokers.
Except for M. Klein and Company, the fees of which will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Purchase and the other transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.
ARTICLE 6.
COVENANTS
Section 6.1    Conduct of Business Prior to the Closing.
During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise specifically contemplated by this Agreement, the Sellers shall cause each of the Transferred Companies to carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve substantially intact its business organization and assets, keep available the services of its current officers and employees and preserve its current relationships with customers, suppliers and other Persons with which it has significant business relations. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.1 of the Disclosure Schedule or as specifically contemplated by this Agreement, none of the Transferred Companies shall, without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    amend or otherwise change its certificate of incorporation or bylaws (or equivalent organizational documents);
(b)    issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any of its capital stock or other equity or ownership interests, (ii) any option, warrant or interest convertible into or exchangeable or exercisable for its capital stock or other equity or ownership interests, (iii) any stock appreciation right, phantom stock, interest in its ownership or earnings or other equity equivalent or equity-based award or right, or (iv) any bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote, except as contemplated by Section 6.12 and Section 6.16;
(c)    declare, set aside or pay any dividend or other distribution, redeem or repurchase, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;
(d)    directly or indirectly sell, lease, license, sell and lease back, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any of its properties or assets, except (i) sales of used equipment or sales to customers, in each case in the ordinary course of business consistent with past practice, (ii) sales pursuant to any contractual obligation existing on the date of this Agreement and listed in Section 6.1(d) of the Disclosure Schedule, and (iii) the imposition of Permitted Liens;
(e)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or any options, warrants or other rights with respect thereto or make any other change with respect to its capital structure;
(g)    directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof;
(g)    enter into any joint venture, exclusive dealing, noncompetition or similar Contract restricting a Transferred Company in the conduct of its business;
(h)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise alter the Company’s or its Subsidiary’s corporate structure;
(i)    (x) incur any Indebtedness, other than for borrowings in the ordinary course of business consistent with past practice under the Company’s revolving credit facility as in existence on the date hereof, or (y) make any loans or advances to any Person (other than the Company or one of its Subsidiaries), except for loans or advances made in the ordinary course of business consistent with past practice;
(j)    incur or commit to incur any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate other than the capital expenditures listed on the capital expenditure budget set forth in Section 6.1(j) of the Disclosure Schedule;
(k)    enter into any lease of real or personal property involving a term of more than one year or rental obligations exceeding $250,000 per year in any single lease, or $1,000,000 per year in any series of related or similar leases;
(l)    other than as a result of a Change of Control Payment pursuant to an obligation entered into by the Company prior to the date hereof or other Change of Control Payments which in the aggregate do not exceed $5,000,000, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of any of the Transferred Companies who are not directors or officers of any of the Transferred Companies and who receive less than $200,000 in total annual cash compensation from any of the Transferred Companies, or grant any severance or termination payment to, loan or advance any amount (other than advances made in the ordinary course of business consistent with past practice) to, any director, officer or employee of any of the Transferred Companies, or establish, adopt, enter into or amend any Plan (or any plan, program or arrangement that would be a Plan), except in each case to the extent required pursuant to any Contract or Plan in effect on the date of this Agreement;
(m)    except as contemplated by this Agreement, enter into any material Contract with any Related Party of any of the Transferred Companies or engage in any other material business dealings or transactions with any such Related Party (other than in such Related Party’s capacity as a director or officer of any of the Transferred Companies);
(n)    settle, pay or compromise any material Action in which the Company or any other Transferred Company is a defendant (whether or not commenced prior to the date of this Agreement);
(o)    change its fiscal year, revalue any of its material assets or, except as required by GAAP, make any changes in financial accounting methods, principles or practices;
(p)     dispose of, license or transfer to any Person any rights to any Company IP other than in the ordinary course of business consistent with past practice;
(q)    accelerate the billing of customers or the collection of their accounts receivable or delay payment of accounts payable or accrue expenses or defer expenses;
(r)    enter into or amend any material Contract pursuant to which any other Person is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Transferred Company’s products or services;

(s)    take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Share Purchase set forth in ARTICLE 7 not being satisfied;
(t)    enter into any new line of business outside of its existing business; or
(u)    formally announce an intention, or enter into any Contract, to do any of the foregoing.
Section 6.2    Conduct of Business of Buyer.
Between the date of this Agreement and the Effective Time, except as otherwise specifically required by this Agreement, Buyer shall not, and shall cause its Affiliates not to, without the Sellers’ prior written consent, take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions set forth in ARTICLE 7 not being satisfied.
Section 6.3    Access to Information.
(a)    From the date hereof until the Closing Date, the Sellers shall allow Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) access (including for inspection and copying) during normal business hours (upon reasonable advance notice, at mutually agreeable times, and in a manner that does not materially interfere with the operations of the Transferred Companies) to the Representatives, properties, offices and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Buyer with such financial, operating and other data and information as Buyer may reasonably request; provided, that neither Buyer nor any of its Affiliates or Representatives shall contact any of the Company’s or any of its Subsidiaries’ employees, customers or suppliers without first coordinating such contact with the Company.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Transferred Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Transferred Companies, and (ii) upon reasonable advance notice (at mutually agreeable times, and in a manner that does not materially interfere with the operations of Buyer), afford the Sellers reasonable access to (including the right to make, at Sellers’ expense, photocopies of), during normal business hours, such books and records, subject to the Sellers entering into reasonable confidentiality agreements.
(c)    The provisions of this Section 6.3 shall be carried out in accordance with applicable Law relating to the exchange of information, and notwithstanding anything to the contrary in this Agreement, none of the Transferred Companies (or any of their respective Affiliates) shall be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of such party or contravene any Law.
Section 6.4    Notice of Developments.

From and after the date hereof, each party hereto will give prompt notice to the other party of the occurrence, or failure to occur, of any event of which such party has knowledge, which occurrence or failure to occur would be reasonably expected to cause (i) any representation or warranty contained in this Agreement to be materially untrue or inaccurate at any time from the date of this Agreement to the Closing Date or (ii) any failure of any party or of any officer, director, manager, employee or agent thereof, to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and shall supplement and update the Disclosure Schedules delivered as of the date hereof. Notwithstanding the above and subject to ARTICLE 9, the delivery of any such notice or updates to the Disclosure Schedules pursuant to this Section 6.4 will not limit, waive or otherwise affect the rights or remedies available hereunder to the party receiving such notice or updates and no notice or update shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto or cure any breach or noncompliance by the party delivering such notice or update.
Section 6.5    Exclusivity.
Until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Sellers shall not, and shall cause each of the Transferred Companies and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or encourage the submission of any inquiries, proposals or offers, provide any non-public information or data or access to any Person relating to or in connection with a potential Competing Transaction, or make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Competing Transaction, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, a Competing Transaction, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Competing Transaction, (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (v) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Buyer, or (vi) agree or publicly propose to do any of the foregoing. The Company shall immediately cease and cause to be terminated all discussions or negotiations existing as of the date of this Agreement with any Person and any other activities conducted heretofore with respect to any Competing Transaction and, subject to the other provisions of this Section 6.5, will use its commercially reasonable efforts to enforce any confidentiality, standstill or similar agreement to which any of the Transferred Companies is a party, including by requesting the prompt return or destruction of all confidential information previously furnished and by using its commercially reasonable efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. In addition, the Company shall immediately terminate access for all Persons to the Data Room (other than with respect to Buyer or its Representatives). For purposes of this Section 6.5, the term “Competing Transaction” shall mean any inquiry, proposal or offer from any Person or group of Persons other than Buyer or its Affiliates relating to the acquisition of all or any portion of the equity or assets of any Transferred Company (including any acquisition structured as a merger, consolidation, share exchange, sale, lease, license or otherwise).
Section 6.6    Takeover Statutes.
If any state takeover statute or similar Law, or any provision of any Transferred Company’s certificate of incorporation or bylaws (or similar organizational documents), or the terms of any stockholders, investors rights, voting, right of first refusal or similar Contract to which any of the Transferred Companies is a party or is otherwise bound, shall become applicable to the Share Purchase and the other transactions contemplated by this Agreement, the Sellers, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Law, organizational document or Contract on the transactions contemplated hereby.
Section 6.7    Confidentiality; Non-Solicitation; Non-Competition.
(a)    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the Share Purchase and the other transactions contemplated hereby pursuant to the terms of the confidentiality agreement, dated March 1, 2013, between Buyer (or an Affiliate of Buyer) and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Non‑Competition; Non‑Solicitation.
(i)    For a period of five (5) years from and after the Closing Date, no Seller shall, or shall permit, cause or encourage any of its Affiliates to, engage directly or indirectly, as an owner, employee, consultant or otherwise, in any business that is competitive with the business of any Transferred Company as and where it is conducted on the Closing Date (a “Competitive Business”); provided, however, that it shall not be deemed to be a violation of this Section 6.7(b) for any Seller or any of its Affiliates to invest in any Person which invests in, manages or operates a Competitive Business, so long as such investment is less than five percent (5%) of the outstanding ownership interest in such Person.
(ii)    For a period of five (5) years from and after the Closing Date, except with the advance consent of the Buyer, the Sellers shall not, and shall not permit, cause or encourage any of their Affiliates to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any Transferred Company to leave the employ of such Transferred Company; provided, however, that it shall not be deemed to be a violation of this Section 6.7(b)(ii) for (a) any Seller to hire an employee of the Company who has been employed as an airplane pilot for the

Company, or (b) an officer of the Company who is terminated by a Transferred Company or resigns therefrom to hire an employee of the Company who had worked in an administrative position directly for such officer immediately before such termination or resignation.
(iii)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7(b) is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, territory or other term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 6.8    Required Actions.
(a)    Buyer and Sellers shall, and shall cause their applicable Affiliates to, use commercially reasonable efforts to (i) promptly make all filings and notifications with, and obtain all authorizations, consents, orders and approvals of, all Governmental Entities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement, including an appropriate filing of a notification and report form pursuant to the HSR Act or any other applicable antitrust or noncompetition Laws or regulations with respect to the transactions contemplated by this Agreement (collectively, “Governmental Approvals”), (ii) cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals, and (iii) take all actions as may be necessary to obtain such Governmental Approvals. No party shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any Governmental Approval
(b)    Notwithstanding Section 6.8(a), Buyer and Sellers shall take all actions as may be necessary to obtain approval under the HSR Act and to obtain early termination or expiration of the “waiting period” (as defined by the HSR Act and the Rules promulgated thereunder).
(c)    The Sellers and Buyer shall, to the extent practicable and without waiver of the attorney client privilege, jointly participate in the defense and settlement of any Action by a Governmental Entity relating to this Agreement, the Share Purchase or the other transactions contemplated hereby, and neither the Sellers nor Buyer shall settle or compromise any such Action without the other’s written consent.
(d)    Buyer and the Sellers shall promptly notify each other of any material communication either of them receives from any Governmental Entity relating to the matters that are the subject of this Agreement. Neither Buyer nor the Sellers shall agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless such party consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate at such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such parties may reasonably request in connection with the foregoing. In no event shall Buyer or the Sellers be obligated to provide the other any portion of its HSR notification filing not customarily furnished to the other party in connection with HSR filings.
(e)    Buyer shall pay all filing fees required under the HSR Act.
Section 6.9    Public Announcements.
(a)    Prior to the Closing, except as required by applicable Law (including the rules and regulations promulgated by the Securities and Exchange Commission) or as otherwise agreed by the parties hereto, neither Buyer nor the Sellers shall make any public statements (or permit any such public statements to be made) with respect to this Agreement, the Share Purchase and the other transactions contemplated hereby.
(b)    Following the Closing, Buyer, on the one hand, and the Sellers, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Share Purchase and the other transactions contemplated hereby; provided, however, that no such consultation or review shall be necessary to the extent that the disclosure in question is required by applicable Law, court process or by obligations pursuant to any rule, regulation or listing agreement of any applicable stock exchange and completing such consultation or review is not reasonably possible in the circumstances. Following the Closing, the Sellers will not issue any such press release or other public statement without the prior written consent of Buyer, except with respect to any information that has already been publicly released by Buyer.
(c)    The parties hereto acknowledge and agree that, prior to and following the Closing, Buyer will be required to issue a press release and file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.
Section 6.10    Indemnification, Exculpation and Insurance.
(a)    Buyer agrees that all rights to indemnification existing in favor of the current or former directors and officers of any of the Transferred Companies as provided in the Company’s or its Subsidiaries’ certificate of incorporation or bylaws (or similar organizational documents) as in effect on the date of this Agreement or in any indemnification agreement listed in Section 6.10 of the Disclosure Schedule as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Company and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law. From the Effective Time through the sixth anniversary of the Closing Date, the certificate of incorporation and bylaws (or similar organizational documents) of the Transferred Companies shall contain, and Buyer shall cause the certificate of incorporation and bylaws (or similar organizational documents) of the Transferred Companies to so contain, provisions (applicable to the current and former directors and officers of the Transferred Companies as of the

Effective Time) no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in the certificate of incorporation and bylaws (or comparable governing documents) of the Transferred Companies.
(b)    Prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (the “Tail Policy”) for each of Transferred Companies and their current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Transferred Companies in a form reasonably acceptable to Buyer that shall provide such directors, officers and employees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Transferred Companies. Following the Effective Time, Buyer shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.
(c)    In the event that Buyer, any of the Transferred Companies or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing company or entity of such consolidation or merger, or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successor and assign of Buyer or the applicable Transferred Company assumes the obligations set forth in this Section 6.10.
(d)    The rights of the indemnified Persons under this Section 6.10 shall be in addition to (and not in limitation of) any rights such Persons may have under the certificate of incorporation or bylaws (or similar organizational documents) of any of the Transferred Companies, or under any applicable Contracts or Laws.
(e)    The provisions of this Section 6.10 shall survive consummation of the Share Purchase and are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her legal representatives
Section 6.11    Financing.
(a)    Buyer acknowledges that it shall be fully responsible for obtaining the Financing and shall use reasonable best efforts to arrange and obtain the Financing on the terms and subject only to the conditions described in the Financing Commitment.
(b)    In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, Buyer shall use reasonable best efforts to promptly obtain alternative financing in an amount, together with all other cash and cash equivalents of Buyer on the Closing Date, sufficient for Buyer to pay in cash all amounts required to be paid by Buyer or the Company in connection with the Share Purchase and the other transactions contemplated by this Agreement and to otherwise consummate the Share Purchase and the other transactions contemplated by this Agreement on the terms set forth in this Agreement (an “Alternative Financing”).

(c)    Buyer acknowledges and agrees that obtaining the Financing (including any Alternative Financing) is not a condition to the Closing.
(d)    The Transferred Companies shall (and shall cause their respective officers, employees, and representatives to), reasonably cooperate with Buyer with respect to Buyer’s obtaining the Financing or Alternative Financing, as applicable, in connection with the transactions contemplated under this Agreement, as Buyer may reasonably request.
Section 6.12    Payment of Change of Control Payments.
At least three Business Days prior to the Closing, the Company shall provide to Buyer a complete and correct list of the employees receiving Change of Control Payments, the amount of Change of Control Payments payable to each such employee, and wire instructions for each such employee. Immediately prior to the Effective Time, the Company shall make the Change of Control Payments payable to each such employee. To the extent necessary or desirable to effect the payments provided for under the preceding sentence, after the effective date of this Agreement and prior to, but no earlier than 30 days prior to, the Effective Time, the Sellers shall cause the Transferred Companies to amend each Plan that provides for Change of Control Payments as to each employee who is a participant in such Plan and who is affected by the sale transaction provided for in this Agreement (i) to fully vest the employee in his legally binding right to any Change of Control Payments and other amounts otherwise payable to him under such Plan, (ii) to irrevocably terminate and liquidate such Plan and any other Plan that is aggregated with such Plan for purposes of Section 409A of the Code and (iii) to provide for the payment in a single lump sum of the employee’s entire vested benefit under such Plan no later than immediately prior to the Effective Time.
Section 6.13    Resignations.
The Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Transferred Companies from their respective capacities as officers and/or directors, as applicable, but not as employees of the applicable Transferred Company, as requested by Buyer at least five Business Days prior to the Closing.
Section 6.14    Life Insurance Policies.
Immediately prior to the Closing, the Transferred Companies shall cancel and surrender the life insurance policies set forth on Section 6.14 of the Disclosure Schedule (the “Life Insurance Policies”).
Section 6.15    Employee Matters.
(a)    The parties intend that there shall be continuity of employment with respect to all Continuing Employees and that such Continuing Employees, except those who resign voluntarily, shall remain employed by the Transferred Companies as of and following the Closing, as set forth herein.
(b)    Through March 31, 2014, Buyer shall cause the Transferred Companies to provide each Continuing Employee with the same base salary in effect immediately prior to the

Closing. Through March 31, 2014, subject to Section 6.15(e), Buyer shall also cause the Transferred Companies to maintain the Transferred Companies’ existing or comparable employee benefit plans for the benefit of each Continuing Employee.
(c)    Buyer shall cause the Transferred Companies to make appropriate arrangements to allow the use by Continuing Employees of any amounts available under any cafeteria plan or flexible spending account (as defined in Section 125 of the Code) which was maintained prior to the Closing by any of the Transferred Companies for the Continuing Employees.
(d)    Notwithstanding the foregoing, the Continuing Employees shall be deemed employees at will of the Transferred Companies or their successors, and nothing in this Section 6.15 shall be deemed to limit the right of Buyer, the Company or its Subsidiaries to terminate the employment of any Continuing Employee or modify the terms and conditions of any Continuing Employee’s employment.
(e)    If directed by Buyer no later than five Business Days before the Closing Date, the Board of Directors shall adopt resolutions terminating any Plan that includes a cash or deferred arrangement (within the meaning of Section 401(k) of the Code), with such termination to be effective the day before the Closing Date. The Company shall provide copies of such resolutions to Buyer for its reasonable review and comment at least two Business Days before adoption of such resolutions by the Board of Directors.
Section 6.16    280G and Other Matters.
(a)    Stockholder Vote. Prior to the Effective Time, the Company shall submit to a stockholder vote (which shall be implemented via written consent), in a manner that satisfies the stockholder vote requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such stockholder vote shall establish the disqualified individual’s right to the payment or other compensation and the Company shall obtain any required waivers or consents from the disqualified individual prior to the stockholder vote. In addition, the Company shall provide adequate disclosure to Company stockholders that hold Shares of all material facts concerning all payments to any such disqualified individual that, but for such stockholder vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.
(b)    Information to Voting Stockholders. Buyer and its counsel shall have the right to review, comment on and reasonably approve all documents required to be delivered to the Company stockholders (at least five Business Days prior to delivery) in connection with such stockholder vote and any required disqualified individual waivers or consents (at least five Business Days prior to execution) and Buyer and its counsel shall be provided copies of all vote documents executed by the stockholders and disqualified individuals.

(c)    Information Regarding Appraisal Rights. Buyer and its counsel shall have the right to review and comment on all documents required to be delivered to any current or prior Company stockholder (at least five Business Days prior to delivery) in connection with any such stockholder’s appraisal rights under Delaware law. The information provided to the Company stockholders shall include (i) three years of audited Company financial statements and (ii) if a Company stockholder signs a Regulation FD confidentiality agreement, financial projection similar to those provided to prospective purchasers of the Company.
Section 6.17    Provisions Regarding Legal Representation.
Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, stockholders, partners, officers, employees and Affiliates, that Honigman Miller Schwartz and Cohn LLP may serve as counsel to each and any Seller and their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Transferred Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Honigman Miller Schwartz and Cohn LLP may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
Section 6.18    Fees and Expenses.
Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Share Purchase and the other transactions contemplated hereby (including in connection with obtaining any required consent or approval of a third Person or a Governmental Entity) shall be paid by the party incurring such fees or expenses, whether or not the Share Purchase and the other transactions contemplated hereby are consummated.
Section 6.19    Transfer Taxes.
All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Buyer, on the one hand, and the Sellers, on the other hand, when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).
Section 6.20    Assistance with Financial Statements.
The Company shall use its commercially reasonable efforts to take all commercially reasonable actions, including the making available of the Company’s accountants and the granting of access to Buyer and its accountants to all books and records of the Company and its Subsidiaries, to assist Buyer in connection with its preparation of any financial statements which may be required by Items 2.01 and 9.01 of Form 8-K in order for Buyer to meet its Form 8-K obligations within the applicable time period required by such form.
Section 6.21    Business Relationships.
After the Closing, the Sellers shall cooperate with Buyer, at Buyer’s sole expense, in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Transferred Companies existing prior to the Closing, including relationships with customers, suppliers and vendors, regulatory authorities, licensors, licensees and others.
Section 6.22    Pre-Closing Deliveries.
(i)    The Company shall use commercially reasonable efforts to obtain and deliver to Buyer each of the consents set forth on Section 6.22(i) of the Disclosure Schedule;
(ii)    The Company shall obtain “payoff” letters or similar releases or confirmations from third parties, in forms reasonably satisfactory to Buyer, confirming that the amount of the Indebtedness of the Company, which will be paid off at Closing;
(iii)    The Company shall obtain a good standing certificate (or equivalent) for each U.S. Transferred Company from the Secretary of State or similar office in each other jurisdiction in which each U.S. Transferred Company is qualified to do business as a foreign corporation, in each case dated as of a date not earlier than fifteen (15) Business Days prior to the Closing;
(iv)    Each Seller shall provide a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations Section 1.1445-2(b)(2) stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code;
(v)    The Company shall provide evidence reasonably satisfactory to Buyer that the Excluded Assets have been transferred out of the Company; and
(vi)    The Company shall provide evidence reasonably satisfactory to Buyer that the Aircraft Leases have been terminated as of or prior to the Closing Date.
Section 6.23    Termination of Liens.
To the extent requested by Buyer, prior to or at the Closing, each Transferred Company shall file, and execute and deliver, all documents necessary to release its assets from any Encumbrance (other than Permitted Encumbrances), if any, and shall provide evidence reasonably satisfactory to Buyer of the release of all such Encumbrances.

Section 6.24    Transfer of Certain Assets; Termination of Certain Leases.
(a)    Prior to the Closing, the Company and the Sellers shall have taken all actions necessary to transfer to the Sellers or any one of them all right title and interest to those assets set forth on Section 6.24(a) of the Disclosure Schedule (the “Excluded Assets”) and to discharge or assume any related liabilities and obligations associated therewith.
(b)    Prior to the Closing, the Company and the Sellers shall have taken all actions necessary to terminate those leases set forth on Section 6.24(b) of the Disclosure Schedule (the “Aircraft Leases”).
Section 6.25    Buyer Shares; NYSE Listing.
(a)    From the Closing Date until the date that is one (1) year following the Closing Date with respect to one-half (50.0%) of the Buyer Shares to be acquired by the Equity Payment Recipients pursuant to this Agreement, and two (2) years following the Closing Date with respect to (100%) of the Buyer Shares to be acquired by the Equity Payment Recipients pursuant to this Agreement, the Equity Payment Recipients shall not, directly or indirectly, without the prior written consent of Buyer, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of (each such transaction, a “Transfer”), any of the Buyer Shares; provided, however, that nothing in this Section 6.25(a) shall prevent or restrict the Equity Payment Recipients from Transferring Buyer Shares (i) to any of their Affiliates, family members, or any charitable organizations, so long as such transferees do not further Transfer such Buyer Shares in accordance with this Section 6.25(a), or (ii) in connection with a sale of Buyer approved by the board of directors of Buyer (whether by merger, consolidation, tender offer, exchange offer, sale of shares of capital stock, other business combination transaction, sale of all or substantially all of the assets or otherwise). The foregoing restrictions are expressly agreed to preclude the Equity Payment Recipients from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of Buyer Shares even if such shares would be disposed of by someone other than the Equity Payment Recipients. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Buyer Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Buyer Shares.
(b)    Buyer shall use its reasonable best efforts to cause the Buyer Shares to be issued to the Equity Payment Recipients hereunder to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.
Section 6.26    Employee Listing.
Within ten (10) Business Days following the date of this Agreement, the Company will make available to Buyer a current and complete listing of all employees and independent contractors of each Transferred Company, including name, position, date of hire, base salary and other compensation, benefits, accrued leave, status under the Fair Labor Standards Act, and any agreements the employee or contractor has entered into or signed with any Transferred Company.

Section 6.27    Bank Accounts; Power of Attorney.
Within ten (10) Business Days following the date of this Agreement, the Company will make available to Buyer (i) the name of each bank in which each Transferred Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the names of all Persons, if any, holding powers of attorney from each Transferred Company and a summary statement of the terms thereof.

ARTICLE 7.
CONDITIONS TO CLOSING

Section 7.1    Conditions to Each Party’s Obligation to Effect the Share Purchase.
The obligation of each party to consummate the Share Purchase and the other transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a)    HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(b)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Share Purchase or the other transactions contemplated hereby.
Section 7.2    Conditions to the Obligations of the Sellers.
The obligation of the Sellers to effect the Share Purchase and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by the Sellers, at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties expressly relate to another date, in which case as of such other date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Buyer Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
(b)    Performance of Covenants and Agreements of Buyer. Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Absence of Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

(d)    Payment of Purchase Price. Buyer shall have delivered to Sellers (i) cash in an amount equal to the Cash Payment, by wire transfer in immediately available funds to an account or accounts designated by the Sellers’ Representative (the account or accounts must be designated at least two Business Days prior to the Closing Date), and (ii) the Equity Payment to the Equity Payment Recipients in the percentages set forth on Appendix A hereto.
(e)    Officers’ Certificates. Sellers shall have received one or more certificates dated the Closing Date and signed by an executive officer Buyer certifying: (i) that the matters set forth in paragraphs (a), (b) and (c) above have been met, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.
Section 7.3    Conditions to Obligations of Buyer.
The obligation of Buyer to effect the Share Purchase and the other transactions contemplated hereby is also subject to the satisfaction, or waiver by Buyer, at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties expressly relate to another date, in which case as of such other date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
(b)    Performance of Covenants and Agreements of the Sellers. The Sellers shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Absence of Material Adverse Effect. Following the date of this Agreement and either (i) if Buyer has exercised its option under Section 2.3(a) to extend the Closing Date, until the thirtieth (30th) calendar day following the date of this Agreement, or (ii) if Buyer has not exercised its option under Section 2.3(a) to extend the Closing Date, until the date for Closing, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(d)    Share Certificates. Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares (or, in the event of lost, stolen or destroyed stock certificates, an affidavit of such Seller), free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.
(e)    Officers’ Certificates. Buyer shall have received one or more certificates dated the Closing Date and signed by each Seller and an executive officer of the Company certifying: (i) that the matters set forth in paragraphs (a), (b) and (c) above have been met, (ii) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.
Section 7.4    Frustration of Closing Conditions.
Neither Buyer nor Sellers may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE 8.
TERMINATION
Section 8.1    Termination.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, as follows:
(a)    by mutual written consent of Buyer and the Sellers;
(b)    by either Buyer or the Sellers, by written notice to the other:
(i)    if the Share Purchase shall not have been consummated on or before December 31, 2013 (the “Outside Date”); provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (i) if the failure of the Share Purchase to be consummated on or before the Outside Date was primarily due to, or the result of, the failure of such party to perform or comply in any material respect with any of the obligations, covenants or agreements of such party set forth in this Agreement; or
(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other Action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other Action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (ii) shall have complied with its obligations under Section 6.8.

(c)    by Buyer, by written notice from Buyer to Sellers, if the Sellers shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Sellers shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3, and (B) cannot be cured on or before the earlier of (i) the Outside Date, and (ii) sixty (60) days after the date of delivery of such written notice; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
(d)    by the Sellers, by written notice from the Sellers to Buyer, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2, and (B) cannot be cured on or before the earlier of (i) the Outside Date, and (ii) sixty (60) days of the date of delivery of such written notice; provided, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Sellers are then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
Nothing in this Section 8.1 shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.13 in lieu of terminating this Agreement pursuant to this Section 8.1.
Section 8.2    Effect of Termination.
(a)    In the event of termination of this Agreement, this Agreement shall immediately become null and void and have no effect, without any liability or obligation on the part of Buyer or the Sellers; provided, that the Confidentiality Agreement and the provisions of Section 3.24 (Brokers), Section 4.6 (Brokerage), Section 5.11 (Brokers), Section 6.9 (Public Announcements), this Section 8.2 (Effect of Termination), Section 6.18 (Fees and Expenses), and ARTICLE 10 (General Provisions) shall survive the termination hereof.
(b)    No such termination shall relieve any party from any liability or damages resulting from a breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity; provided that if this Agreement is terminated by Buyer pursuant to Section 8.1(c), the Sellers will have no liability to Buyer for any breach or default other than a “Willful Breach,” which shall mean a deliberate act or a deliberate failure to act by a party, which act or failure to act constitutes in and of itself a breach of such party’s representations, warranties, covenants or other agreements contained in this Agreement, regardless of whether such breach was the conscious object of the act or failure to act.

ARTICLE 9.
INDEMNIFICATION
Section 9.1    Sellers’ Indemnification.
Following the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless Buyer, and its successors and assigns, and its directors, officers, members, employees, agents and representatives (collectively, the “Buyer Group”), from and against any and all losses, liabilities, damages, claims, awards, judgments, Taxes, settlements, fines, penalties, assessments, reasonable out-of-pocket costs and expenses (including the reasonable costs of investigation, and professional fees, including those of attorneys, consultants and experts) (“Losses”) arising out of or caused by any or all of the following:
(a)    Misrepresentation. Any breach of any warranty or representation contained in ARTICLE 3 or ARTICLE 4 of this Agreement.
(b)    Nonperformance. Any failure or refusal by the Sellers to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by any of them.
(c)    Taxes. Any unpaid Taxes of the Transferred Companies for any taxable period, or portion thereof, ending on or before the Closing Date that are not accrued on the financial statements of the Transferred Companies as of the Closing Date, in the ordinary course and consistent with past practice and GAAP (taking into account, without limitation, applicable rules regarding the proper timing for inclusion of items).
(d)    Transaction Expenses; Change of Control Payments. Any failure or refusal by Sellers to pay or, prior to the Closing, cause the Company to pay (x) Transaction Expenses, or (y) Change of Control Payments, in each case not otherwise paid on or before Closing.
(e)    Minority Shareholders. Claims by any Person who was a shareholder of the Company prior to the Effective Time, including the Minority Shareholders, or any other Person claiming to be entitled to any consideration or other payment arising out of or relating to or as a consequence of the transactions contemplated by this Agreement, including any statutory appraisal rights.
(f)    Excluded Assets. The Excluded Assets.
(g)    Certain Benefit Plans; FLSA. The (i) termination of the Company’s Supplemental Executive Retirement Plan, (ii) termination and annuitizing of the Company’s Pension Plan, or (iii) corrective actions taken by the Company in connection with the Fair Labor Standards Act audit/settlement conducted by the Company or any other failures by the Company to comply with the FLSA.
Section 9.2    Buyer’s Indemnification.Following the Closing, Buyer shall indemnify and hold harmless the Sellers, their respective heirs, Affiliates, successors and assigns and the directors,

officers, members, employees, agents and representatives of any of them (collectively, the “Seller Group”), from and against any and all Losses arising out of or caused by any of the following:
(a)    Misrepresentation. Any breach of any warranty or representation contained in ARTICLE 5 of this Agreement.
(b)    Nonperformance. Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.
Section 9.3    Indemnification Procedures.
With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Buyer Group or Seller Group, as the case may be (in either case, referred to collectively as, the “Indemnitee”), is or may reasonably be entitled to indemnification from the Sellers under Section 9.1 or from Buyer under Section 9.2, as the case may be (in either case referred to collectively as, the “Indemnitor”):
(a)    Notice. Within ten (10) calendar days after the Indemnitee receives written notice of any claim by a third party with respect the Indemnification Matter or, if the Indemnification Matter does not involve a third‑party action, suit, claim or demand, within ten (10) calendar days after the Indemnitee first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnitee shall give written notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any available written documents relating to such Indemnification Matter. No delay or deficiency by an Indemnitee to give notice in respect of a Loss in the manner required by this Section 9.3 shall relieve the Indemnitor of any liability under this Agreement in respect of such Loss except to the extent that such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnitor with respect thereto.
(b)    Defense. If a third‑party action, suit, claim or demand (a “Third Party Claim”) is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall have fifteen (15) calendar days after said notice is given to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Indemnitee and at its sole risk and expense, the good faith settlement or defense of such claim, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the Indemnitee and the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, provided that the Indemnitor may settle any such claim without the prior consent of the Indemnitee if such settlement involves the full release of the Indemnitee and the Indemnitor agrees to pay all amounts payable pursuant to such settlement, and (b) the Indemnitee shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnitee (the fees and expenses of such counsel shall be borne by the Indemnitee). So long as the Indemnitor is contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim at any time; provided, that in such event, the Indemnitee shall waive any right of indemnification therefor by the Indemnitor. If the Indemnitor does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the Indemnitor fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnitee shall have the right to contest, settle or compromise the claim at its exclusive discretion, retaining its right to seek indemnification from Indemnitor. In addition, if an Indemnitee (a) determines in good faith that a Third Party Claim may materially and adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or (b) in the good faith opinion of counsel of such party concludes that there are defenses available to it that may be unavailable to, or inconsistent with or contrary to the interests of the Indemnitor, the Indemnitee may, by notice to the Indemnitor, retain the exclusive right to defend, compromise or settle such Third Party Claim, retaining its right to seek indemnification from Indemnitor. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other party.
(c)    Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) Business Days upon the earlier to occur of (i) a final settlement or agreement as to the amount owed is agreed and executed (unless otherwise provided in such final settlement or agreement) or (ii) a final, nonappealable judgment has been rendered pursuant to Section 10.11 hereof requiring such indemnification payment.
Section 9.4    Survival of Representations and Warranties.
All representations and warranties, and all covenants and agreements to be performed prior to Closing shall survive the execution and delivery hereof and the Closing hereunder until the close of business on the twelve (12) month anniversary of the Closing Date; provided, that (i) the Fundamental Representations shall survive indefinitely, (ii) Section 3.17 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof, and (iii) the covenants of the parties to be performed after the Closing Date survive sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim or for such length of time as are indicated by their respective terms. Any claims in connection with fraud shall survive for the applicable statute of limitations. Notwithstanding the foregoing, any breach of a representation or warranty or covenant shall survive the time it would otherwise terminate if notice of such breach is given to the party against whom such indemnity may be sought prior to the time of such expiration.
Section 9.5    Limits on Indemnification.
Subject to Section 9.6, the Sellers’ liability under Section 9.1(a), Section 9.1(b) (provided that this shall not affect Sellers’ obligations under Section 10.13 (specific performance)), and Section 9.1(e) through Section 9.1(g), and the Buyer’s liability under Section 9.2(a) and Section 9.2(b) (provided that this shall not affect Buyer’s obligations under Section 10.13 (specific performance)) shall be limited as follows:
(a)    Basket. No amount shall be payable for Losses by the Seller Group, on the one hand, or the Buyer Group, on the other hand, as an Indemnitor unless and until the aggregate amount otherwise payable by the Indemnitor under Section 9.1(a), Section 9.1(b) (provided that this shall not affect Sellers’ obligations under Section 10.13 (specific performance)) and Section 9.1(e) through Section 9.1(g) or Section 9.2(a) and Section 9.2(b) (provided that this shall not affect Buyer’s obligations under Section 10.13 (specific performance)), as applicable, exceeds Seven Million Dollars ($7,000,000) (the “Basket”), in which event the Indemnitor shall pay only those amounts in excess of the Basket.
(b)    Ceiling. The maximum liability of the Sellers under Section 9.1(a), Section 9.1(b) and Section 9.1(e) through Section 9.1(g) and Buyer under Section 9.2(a) for Losses shall not exceed, in each case, Seventy Million Dollars ($70,000,000) (collectively, the “Ceiling”).
Section 9.6    Exceptions to Limitations.
Notwithstanding the limitations set forth in Section 9.5 hereof, neither the Basket nor the Ceiling shall apply in the case of any Indemnification Matter which arises out of, relates to, or involves Losses incurred due to a breach of (i) the Fundamental Representations, or (ii) the Sellers’ indemnification obligations under Section 9.1(c) (Taxes) and Section 9.1(d) (Transaction Expenses; Change of Control Payments).
Section 9.7    Mitigation.
Each party shall take commercially reasonable steps to mitigate and otherwise minimize the Losses upon and after becoming aware of any event that would be reasonably expected to give rise to any Indemnification Matter.
Section 9.8    Exclusive Remedy.
Buyer and the Sellers acknowledge and agree that, except for the right to seek specific performance specifically set forth in Section 10.13, and the remedies provided in Section 2.2 to address disputes or objections to the calculations and adjustments described therein or as otherwise specifically provided herein, the foregoing indemnification provisions in this ARTICLE 9 shall be the exclusive remedy for monetary damages of Buyer and the Sellers with respect to this Agreement. Nothing contained herein shall prevent a party from seeking injunctive relief or specific performance pursuant to Section 10.13.
Section 9.9    Tax Treatment of Indemnity Payments.
The parties agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the final Purchase Price, unless a “Final Determination” with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price. For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870‑AD and (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

Section 9.10    Calculation of Losses.
Notwithstanding anything to the contrary contained herein, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, the Basket shall be the aggregate materiality standards for all purposes hereunder and, therefore, each representation, warranty and other provision contained in this Agreement or in any Exhibit, Schedule or certificate delivered hereunder shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty) (other than in Section 3.7, but not disregarding any reference to “materiality” contained in such representation or warranty). In addition, for purposes of calculating Losses hereunder:
(a)    the amount of any Losses hereunder will be reduced by the amount of any accrual or reserve (in the ordinary course of business and consistent with past practice and GAAP (taking into account, without limitation, applicable rules regarding the proper timing for inclusion of items)) reflected on the financial statements of the Transferred Companies as of the Closing Date;
(b)    no party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder - without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to indemnification with respect to any Losses as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the amount of any adjustment to the Purchase Price in accordance with Section 2.2;
(c)    if Indemnitor makes any indemnification payment pursuant to this ARTICLE 9 or otherwise by reason of the transactions contemplated hereby under any theory of recovery, Indemnitor shall be subrogated, to the extent of such payment and to the extent permitted by law, to any rights and remedies of the Indemnitee to recoup amounts paid from third parties with respect to the matters giving rise to indemnification hereunder;
(d)    the amount of any and all Losses under this ARTICLE 9 shall be determined net of any amounts recovered by Indemnitee under the insurance policies, indemnities or other reimbursement arrangements of the Transferred Companies with respect to such Losses (calculated net of any deductibles, co-payments, increase in insurance premiums or other payment obligations (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies); and
(e)    The amount of any Loss claimed by an Indemnitee hereunder shall be reduced to the extent of any Tax savings or benefits realized by the Indemnitee that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss. The Indemnitee shall be deemed to realize, with respect to any taxable year, a Tax benefit (“Tax Benefit”) attributable to a Loss if, and to the extent that, the Indemnitee’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Indemnitee’s cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years.

(f)    In no event will any party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.
Section 9.11    Trustee Exculpation.
Buyer acknowledges that all trustees, co-trustees, special trustees (or their designees) (the “Trustees”) of the Sellers that are trusts (the “Seller Trusts”), are executing this Agreement on behalf of such trusts, (b) the Trustees have executed this Agreement solely as Trustees of the applicable Seller Trusts in the exercise of the power and authority conferred upon and vested in such Trustees pursuant to the applicable Seller Trusts, and (c) nothing in this Agreement shall be construed as creating any liability on any Trustee personally to perform or pay any express or implied covenant, condition or obligation of any Seller under this Agreement, including any indemnification obligation. Buyer, on its own behalf and on behalf of the Buyer Group (i) expressly waives all such personal liabilities of the Trustees, and (ii) affirms that it will not assert in any fashion any claim personally against any Trustee.
ARTICLE 10.
GENERAL PROVISIONS
Section 10.1    Amendment and Modification.
This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time; provided that this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 10.2    Extension.
At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the other parties; provided that any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized representative on behalf of such party.
Section 10.3    Waiver.
At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto, or (b) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 10.4    Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to Buyer, to:
IHS Inc.
Two Grand Central Tower
140 East 45th Street – 40th Floor
New York, NY 10017
Attention: Stephen Green
Facsimile: (212) 850-8540

with a copy (which shall not constitute notice) to:

Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attention: Robert J. Mittman, Esq.
Facsimile: (212) 885-5001

if to the Sellers or the Sellers’ Representative, to:

Stephen Polk
c/o R. L. Polk & Co.
26533 Evergreen Road, #900
Southfield, MI 48076
Facsimile: (248) 728-6954

with a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506

Attention: Donald J. Kunz, Esq.
Facsimile: (313) 465-7455

Section 10.5    Interpretation.
When reference is made in this Agreement to an Article, Section, paragraph, clause, Exhibit or Disclosure Schedule such reference shall be to an Article, Section, paragraph, clause, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances requires. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation” unless otherwise specified. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
Section 10.6    Disclosure Schedules.
All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Items referred to in this Agreement shall be deemed to have been “made available” to Buyer if they have been posted to the Data Room. Neither the specification of any dollar amount in any representation or warranty nor the disclosure of a document or in a schedule comprising part of the Disclosure Schedules is intended, or shall be construed or offered in any dispute between the parties as evidence of, the materiality of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that schedule or any other Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission of any matter whatsoever, including of any violation of Law or breach of any contract. An exception or qualification set forth in the Disclosure Schedules with respect to a particular representation or warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedule, whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a schedule.

Section 10.7    Sellers’ Representative.
(a)    Appointment. Each Seller hereby irrevocably appoints Stephen Polk as the sole and exclusive agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and the transactions contemplated hereby, with full and exclusive power and authority to act on such Seller’s behalf (the “Sellers’ Representative”). The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, in his sole discretion, to:
(i)    in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the transactions contemplated hereby;
(ii)    receive and give all notices and service of process, make all filings, enter into all contractual obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby;
(iii)    execute and deliver, should it elect to do so in its good faith discretion, on behalf of Sellers, any amendment to, or waiver of, any term or provision of this Agreement or any consent, acknowledgment or release relating to this Agreement; and
(iv)    take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement and exercise any and all rights that the Sellers or the Sellers’ Representative are permitted or required to do or exercise under this Agreement.
(b)    Limitation of Liability. The Sellers’ Representative shall not be held liable to any of the Sellers or any of their respective Affiliates for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. The Sellers’ Representative shall have no liability to Buyer or the Buyer Group with respect to actions taken or omitted to be taken in his capacity as the Sellers’ Representative.
(c)    Reliance on Appointment; Successor Sellers’ Representative. Buyer and members of the Buyer Group may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 10.7. In so doing, Buyer and members of the Buyer

Group may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among any Seller or the Sellers’ Representative with respect to any such action or decision without any liability to, or obligation to inquire of, any Seller, the Sellers’ Representative or any other Person. Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and shall be final and binding upon each Seller. The Sellers’ Representative may resign at any time upon written notice to each of the Sellers. In the event that the Sellers’ Representative resigns or is otherwise unable to serve, Sellers may remove and designate a successor Sellers’ Representative by a written instrument that is signed in writing by holders of at least a majority-in-interest of Sellers; provided, that such successor Sellers’ Representative expressly assumes in writing the obligations of the Sellers’ Representative hereunder.
Section 10.8    Entire Agreement.
This Agreement (including the Exhibits, Appendix and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, representations, communications and understandings and all prior and contemporaneous oral agreements, arrangements, representations, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 10.9    Certain Third-Party Beneficiaries.
(a)    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement except as provided in Section 10.14.
(b)    Notwithstanding the Section 10.9(a), following the Effective Time, the provisions of Section 6.10 shall be enforceable as provided therein.
Section 10.10    Governing Law.
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Share Purchase and the other transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.11    Submission to Jurisdiction; Waivers.
(a)    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement or the Share Purchase or the other transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement or the Share Purchase or the other transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.
(b)    Waivers. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.12    Assignment; Successors.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Buyer (in the case of an assignment by the Sellers) or the Sellers (in the case of an assignment by Buyer), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder; provided further that, notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any wholly owned subsidiary thereof, but no such assignment shall limit Buyer’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.13    Specific Performance.
(a)    The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
(b)    Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 10.14    No Recourse to Lenders.
Notwithstanding any provision of this Agreement, each of the Sellers and the Company agrees on its behalf and on behalf of its Subsidiaries and Affiliates that (i) none of the lenders, agents or arrangers under the Financing nor their respective Affiliates, successors or assigns, nor their respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners nor any Person who signs a joinder to the Financing Commitment nor any other debt financing sources (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Sellers, the Company and their respective Subsidiaries and Affiliates relating to or arising out of this Agreement, the Financing, the Financing Commitment or any of the transactions contemplated herein or therein and (ii) the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions set forth in this Section 10.14, and in Section 10.11 and Section 10.16, all of which shall be binding on all successors and assigns of the Sellers and the Company.
Section 10.15    Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 10.16    Waiver of Jury Trial.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SHARE PURCHASE OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.17    Counterparts.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original executed counterpart hereof.
Section 10.18    No Presumption Against Drafting Party.

Each of Buyer and the Sellers acknowledges that such party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application to the parties hereto and is expressly waived.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

BUYER:

IHS Inc.

By:	/s/ Stephen Green
Name:	Stephen Green
Title:	Executive Vice President

COMPANY:

R. L. POLK & CO.

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk
Title:	Chairman, Chief Executive Officer and President

SELLERS:
Katherine L. Osborne:

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Julia A. Polk:

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Roberta N. Polk:

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Susan E. Polk:

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Patrick L. Osborne 2012 Trust dated 12/13/2012
Reilly J. Osborne 2012 Trust dated 12/13/2012

By:	Benjamin Osborne
Its:	Trustee

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Katherine Lynn Polk Trust U/A dated 8/26/1983
F/B/O Katherine Lynn Polk
By:	Katherine Polk Osborne
Its:	Trustee

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Charles Evans Scyphers Irrevocable Trust 2009
dated 02/11/2009

By:	Katherine Polk Osborne
By:	Susan Scyphers
Its:	Co-Trustees

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

The Susan E. Polk Trust U/A/D 11/25/1986

By:	Susan E. Polk
Its:	Trustee

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Trust Agreement for Ryan L. Polk dated August 20, 1994
Stephen R. Polk Jr. Trust U/A/D 12/29/1985
Travis E. Polk Trust U/A/D 12/29/1989
Rebecca Lane Polk Trust U/A/D 12/29/1985
Rebecca L. Polk Trust U/A/D 7-18-2005
Auburn Lauren Polk Trust U/A/D 12/21/2010
Alden Mello Polk Trust U/A/D 12/21/2010
Elliot Cassidy Polk Trust U/A/D 8/27/2011

By:	Roberta N. Polk
Its:	Trustee

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Ralph L. Polk Jr. Marital Irrev. Trust U/A dated 3/5/79,
as amended 12/28/81 and 4/3/84

Ralph L. Polk Jr. Non-Marital Irrev. Trust U/A
dated 3/5/79, as amended 12/28/81 and 4/3/84

Nancy K. Polk Irrev. Trust U/A dated 12/31/1985

Nancy K. Polk Trust U/A dated 12/30/76 (the age
30-35-40 Trusts) F/B/O Katherine Lynn Polk

By:	Nancy N. Polk
Its:	Trustee

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

The Julia A. Polk Trust U/A/D 01/06/1989, as amended

By:	Julia A. Polk
Its:	Trustee

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact

Bancone & Co, FAO RLP Exempt Asts Tr
Bancone & Co FAO WEP/RLP Exempt Ast TR Gchdrn RLP PCIAA
W Polk Uni Subshare TR FBO Grandchildren
W E Polk Annuity Trust Subshare FBO Katherine Polk Osborne
Agnes Polk IRR TR Income Acct FBO children of Julie A. Polk
Stephen R. Polk Trustte U/A dated 12-30-82 F/B/O Julie A. Polk
W E Polk Annuity Trust Subshare FBO Julia A. Polk
Agnes Polk IRR TR Income Acct FBO Children of Katherine L. Polk
Stephen R. Polk Trustte U/A dated 12-30-82 F/B/O Katherine L. Polk
W E Polk Annuity Trust Subshare FBO Rebecca L. Polk
W E Polk Annuity Trust Subshare FBO Ryan Polk
Agnes Polk IRR TR for Stephen R. Polk
Ralph L. Polk Trust FBO Stephen Polk
Stephen R. Polk Rev TR Co-Ttee with Stephen R. Polk
Stephen R. Polk Trustee U/A dated 2-17-84
W E Polk Annuity Trust Subshare FBO Stephen R. Polk Jr..
Agnes Polk IRR TR Income Acct FBO children of Susan E. Polk
Stephen R. Polk Trust U/A dated 12-30-82 F/B/O Susan E. Polk
W E Polk Annuity Trust Subshare FBO Susan E. Polk
W E Polk Annuity Trust Subshare FBO Travis Polk
Ralph L. & Winifred E. Polk Foundation
Agnes Polk IRR TR for Janet Read
PP Agnes Polk Gst Tr C Read
W E Polk Annuity Trust Subshare FBO Christopher Polk Read
Agnes Polk Gst Non Ex Tr Christopher Read
Stephen R. Polk Trustte U/A dated 12-30-82 F/B/O Christopher P Read
WEP/RLP Exempt Asset TR FBO Grandchildren-RLP
WEP/RLP Exempt Asset TR FBO GR/WEP

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as attorney-in-fact
Its:	Trustee

Stephen R. Polk and Roberta N. Polk Irr. Trust
dated 4/9/2009

By:	Rebecca L. Polk
Its:	Trustee

By:	/s/ James Elsworth
Name:	James Elsworth, as attorney-in-fact

SELLERS' REPRESENTATIVE:

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk, as Sellers' Representative

Solely for the purposes of Sections 6.5, 6.7 and
10.13, as if he were a Seller:

By:	/s/ Stephen R. Polk
Name:	Stephen R. Polk